UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant	Filed by a Party other than the Registrant

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Soliciting Material Pursuant to ss.240.14a-12

CHESAPEAKE UTILITIES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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We Care. We Connect. We Grow.

NOTICE OF 2014 ANNUAL MEETING AND PROXY STATEMENT

CHESAPEAKE UTILITIES CORPORATION

TOP WORK PLACES

Notice
of Annual Meeting
of Stockholders

Tuesday, May 6, 2014

9:00 a.m. EDT Time

The Board Room of PNC Bank, N.A.

222 Delaware Avenue

Wilmington, Delaware 19801

March 31, 2014

DEAR STOCKHOLDER:

The 2014 Annual Meeting of Stockholders of Chesapeake Utilities Corporation will be held on May 6, 2014 at 9:00 a.m. Eastern Daylight Time in the Board Room of PNC Bank, N.A., 222 Delaware Avenue, Wilmington, Delaware 19801. Stockholders will be asked to:

1.	Elect four Class III directors named in the attached Proxy Statement;
2.	Cast an advisory vote to approve the executive compensation of our named executive officers; and
3.	Cast an advisory vote to ratify the appointment of the Company’s independent registered public accounting firm.

Stockholders will also transact any other business that may properly come before the meeting.

The Board recommends a vote FOR Items 1, 2 and 3 and for any business that may properly come before the meeting, pursuant to the discretion of the appointed proxies.

The record date for the Annual Meeting is March 19, 2014. If you hold Chesapeake stock at the close of business on March 19, 2014, you are entitled to vote at the Annual Meeting.

In order to vote on the matters brought before the meeting, you may vote by: (i) completing and mailing the proxy card, (ii) telephone, (iii) visiting our website, (iv) scanning the QR Code on your mobile device, or (v) appearing in person and voting at the Annual Meeting. Voting instructions are printed on your proxy card. Your vote is important. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting.

Sincerely,

Beth W. Cooper

Corporate Secretary

Chesapeake Utilities Corporation

909 Silver Lake Boulevard

Dover, DE 19904

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 6, 2014. This Notice of Annual Meeting of Stockholders and Proxy Statement, form of Proxy card, our 2013 Annual Report on Form 10-K, as well as directions to our meeting, are available at www.chpk.com/proxymaterials.

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PROXY SUMMARY

This summary highlights information available within our Proxy Statement. You should consider all of the information available in the Proxy Statement prior to voting your shares. Additional information on the Company’s performance in 2013 can be found in our 2013 Annual Report.

2014 Annual Meeting Information

Time and Date: 9:00 a.m. Eastern Daylight Time on Tuesday, May 6, 2014

Location: The Board Room of PNC Bank, N.A., 222 Delaware Avenue, Wilmington, Delaware 19801

Record Date: March 19, 2014

Voting: Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other proposal to be voted on.

Voting Your Shares

We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. Your vote is important and will contribute to the future of Chesapeake. You can vote your shares using one of the following methods:

•	Completing and mailing the enclosed proxy card
•	Calling (800) 652-8683
•	Visiting www.investorvote.com/cpk
•	Scanning the QR Code to vote with your mobile device
•	In person at the Annual Meeting

If you own shares through a bank, broker, trustee, nominee, or other institution, they will provide you with our Proxy Statement and any other solicitation materials, as well as voting instructions.

Items of Business

Item		Board Vote
Number	Description	Recommendation
1	Election of four Class III Directors to serve three-year terms ending in 2017 and until their successors are elected and qualified	FOR
2	Advisory vote to approve the executive compensation of our named executive officers	FOR
3	Advisory vote to ratify the Company’s independent registered public accounting firm	FOR

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Election of Directors (Proposal No. 1)

Chesapeake has 12 directors currently on its Board. The following table provides summary information about each director nominee standing for re-election to the Board. Additional information for all of our directors, including the nominees, may be found beginning on page 4.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Experience and Skills
Thomas Bresnan	61	2001	Owner and President, Accounting & Business School of the Rockies	Yes	Audit Committee Chair	•	Executive Management
						•	Sales and Marketing
						•	Technology
						•	Financial Expert
Joseph Moore	71	2001	Law Partner, Williams, Moore, Shockley and Harrison, LLP	Yes	Compensation Committee	•	Legal, Legislative and Regulatory
					Corporate Governance Committee	•	Politics
						•	Corporate Governance
						•	Market Knowledge
(Eastern Shore of
Maryland)
Dianna Morgan	62	2008	Former Senior Vice President of Public Affairs and Human Resources, Walt Disney World Company	Yes	Compensation Committee	•	Leadership Development and Organizational Culture
						•	Media Relations
						•	Government Relations
						•	Customer Experience
John Schimkaitis	66	1996	Vice Chair of the Board, Chesapeake Utilities Corporation	Yes	None	•	Executive Management
						•	Leadership Development
						•	Utility
						•	Market Knowledge (Delmarva Peninsula and Florida)

Advisory Vote to Approve Executive Compensation (Proposal No. 2)

We are asking stockholders to cast a non-binding, advisory vote to approve compensation awarded to our named executive officers. The Compensation Committee, which is comprised solely of independent directors, reviews executive compensation annually. The Compensation Committee has engaged Frederic W. Cook & Co., an independent compensation consultant, to advise the Committee on the executive compensation program. The executive compensation program focuses on aligning total compensation with our business objectives and performance to enable the Company to attract, retain and reward individuals who contribute to the long-term success of the Company and thus, increase stockholder value. Additional information regarding our executive compensation may be found in the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement. At the 2011 Annual Meeting of Stockholders, Chesapeake’s stockholders demonstrated their support of the compensation of our named executive officers by casting 92 percent of votes in favor of our “say-on-pay” compensation proposal.

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Advisory Vote to Ratify the Independent Registered Public Accounting Firm (Proposal No. 3)

We are asking stockholders to cast a non-binding, advisory vote to ratify the engagement of ParenteBeard LLC as our independent external auditor for 2014. Please refer to page 12 for additional details on the Audit Committee’s process used to evaluate ParenteBeard’s qualifications, performance and independence. ParenteBeard has served as the Company’s independent registered public accounting firm since 2007. The table below provides a summary of fees for professional services rendered by ParenteBeard for the past two years ended December 31, 2013 and 2012.

Types of Fees	2013	2012
Audit Fees	$789,738	$745,251
Audit-Related Fees	$58,504	$72,133
Tax and Other Fees	$0	$0

Corporate Governance Summary

The Board:
•	is comprised of 92 percent independent directors

•	is comprised of directors with a broad range of leadership, professional skills, and experience which, when taken as a whole, is invaluable in the execution of our strategic plan

•	has a strong boardroom culture with each director participating in 75% or more of the Board meetings

•	has an independent Chair

•	ensures that the Company’s risk management framework is sufficient given the risks present in the Company’s business activities

•	regularly considers and addresses succession planning to ensure Boardroom skills are aligned with Chesapeake’s long-term strategic plan

•	adopted a policy that prohibits directors from serving on more than two public company boards in addition to Chesapeake

•	has access to senior management and independent advisors

•	engages in a robust self-evaluation process

•	approves director compensation arrangements that align the interests of directors with those of stockholders

The Audit, Compensation, and Corporate Governance Committees:
•	are all comprised entirely of independent directors, with the Audit Committee comprised of three “financial experts”

•	annually review their Charters to ensure that they are continuously aligned with evolving Committee responsibilities

•	engage in a robust self-evaluation process

•	have active Committee member engagement with each director participating in 75% or more of the applicable Committee meetings

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Executive Compensation Summary

The Compensation Committee:
•	is comprised of independent directors who oversee the executive compensation program

•	retains an independent compensation consultant to advise the Committee on the executive compensation program and other compensation matters

•	annually reviews the executive compensation program to align it with the creation of stockholder value

•	uses multiple performance measures in the cash incentive plan and the equity incentive plan that focus on long-term strategic development and shareholder return

•	considers peer groups and benchmarking data in its review of the executive compensation program

•	does not change the elements of the executive compensation program significantly from year to year

•	retains discretion in administering awards and performance goals, and determining performance achievement

•	caps the maximum amount that can be earned for any performance period for an incentive award

The Named Executive Officers:
•	have a vast majority of total direct compensation tied to performance, thereby aligning a significant portion of executive compensation payouts with the interest of shareholders

•	have a variety of quantitative metrics, including total shareholder return relative to a peer group in our long-term incentive plan

•	are subject to a compensation recovery policy

•	participate in the same benefits that are available to other employees

•	have a cap on their life insurance benefit that is provided to employees of the Company

•	have no perquisites other than a Company vehicle that is available for personal use but which is treated as compensation

•	do not receive excise tax gross-up protections

•	do not receive additional compensation or additional future years of service under the non-qualified benefit plans

•	receive dividends on equity incentive awards only to the extent the awards are earned and in proportion to the shares actually earned

•	may not generally engage in hedging or pledging of Company stock – no executive has hedged or pledged shares

•	are subject to a double-trigger change-in-control vesting provision under the Company’s 2013 Stock and Incentive Compensation Plan approved by stockholders in 2013

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PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy materials are being sent at the request of the Board of Directors of Chesapeake Utilities Corporation to encourage you to vote your shares at the Annual Meeting of Stockholders to be held on May 6, 2014, and any adjournment or postponement of the meeting. This Proxy Statement contains information on matters that will be presented at the meeting and is provided to assist you in voting your shares.

Meeting Time, Date and Location

The 2014 Annual Meeting of Stockholders will be held at 9:00 a.m. Eastern Daylight Time on Tuesday, May 6, 2014, in the Board Room of PNC Bank, N.A., 222 Delaware Avenue, Wilmington, Delaware 19801.

Soliciting Proxies

The Company will pay all costs relating to the solicitation of proxies. Proxies may be solicited by our directors, officers and employees by personal interview, mail, telephone or e-mail. In addition, we may engage professional proxy solicitors or other consultants at an expense to solicit proxies. The Notice of Annual Meeting of Stockholders, this Proxy Statement, and the enclosed proxy card are being furnished to our stockholders on or about March 31, 2014.

Who May Vote

Holders of Chesapeake stock at the close of business on March 19, 2014, the record date established by the Board, are entitled to vote at the Annual Meeting. There were 9,687,678 shares of our common stock outstanding as of this date. These shares of common stock are our only outstanding class of voting equity securities. Each share of common stock is entitled to one vote on each matter submitted to the stockholders for a vote. The named executive officers and directors of the Company have the power to vote 4.98 percent of these shares.

Proposals Requiring Your Vote

The named executive officers and directors intend to vote their shares of common stock as follows, and pursuant to the discretion of the appointed proxies for any other business properly brought before the meeting.

Item Number	Description	Vote Recommendation
1	Election of four Class III Directors to serve three-year terms ending in 2017 and until their successors are elected and qualified	FOR
2	Advisory vote to approve the executive compensation of our named executive officers	FOR
3	Advisory vote to ratify the Company’s independent registered public accounting firm	FOR

The designated Proxies will vote pursuant to their discretion on any other matter that is brought before the Annual Meeting or at any adjournment meeting in accordance with our Bylaws. We are not aware of any other matter to be presented at the Annual Meeting.

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How To Vote

We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. Your vote is important. You can vote your shares using one of the following methods and by following the instructions that are printed on your proxy card:

•	Completing and mailing the enclosed proxy card

•	Calling (800) 652-8683

•	Visiting www.investorvote.com/cpk

•	Scanning the QR Code to vote with your mobile device

•	In person at the Annual Meeting

You may attend the Annual Meeting and deliver your proxy card in person before voting is declared closed at the meeting. You may vote at the Annual Meeting even if you submitted your proxy by internet, telephone or mail. If you own shares through a bank, broker, trustee, nominee, or other institution, they will provide you with our Proxy Statement, any other solicitation materials, and voting instructions.

Signing the Proxy

If you are an authorized officer, partner or other agent voting shares on behalf of a corporation, limited liability company, partnership or other legal entity, you should sign the accompanying proxy card in the entity name and indicate your name and title. If you are an agent, attorney, guardian or trustee submitting a proxy card on behalf of a registered stockholder, you should also indicate your title with your signature. If you own stock with multiple parties, each party should sign the proxy card. If stock is registered in the name of a decedent and you are an executor, or an administrator of the decedent’s estate, you should sign the accompanying proxy card, indicate your title following your signature, and attach legal instruments showing your qualification and authority to act in this capacity.

Beneficial Ownership

If you held shares of our common stock through a bank, broker, trustee, nominee, or other institution (called “street name”) on March 19, 2014, you are entitled to vote on the matters described in this Proxy Statement. You will receive this Proxy Statement, any other solicitation materials, and voting instructions through your bank, broker, trustee, nominee, or institution. We will reimburse the institution for reasonable expenses incurred in connection with this solicitation. If you plan to attend the Annual Meeting, you will need to bring a valid proxy from the institution if you intend to vote your shares at the Annual Meeting.

Voting Instructions - Stockholders of Record

If you are a registered stockholder your proxy card will be voted at the Annual Meeting if it is properly submitted and not subsequently revoked. If your proxy card is incomplete or if you do not provide instructions with respect to any of the proposals, the appointed proxy will vote FOR Proposals 1, 2 and 3 and pursuant to its discretion for any other business properly brought before the meeting. If your proxy card is unclear as to how you intended to vote (e.g., multiple selections are made for one proposal), your proxy will be voted pursuant to the discretion of the appointed proxy.

Voting Instructions - Beneficial Owners

If you hold shares in street name, and do not provide instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner. Broker non-votes are counted as present for purposes of determining whether there is a quorum, but are not counted for purposes of determining whether a matter has been approved. If you properly submit a proxy card, but do not provide voting instructions, your institution will be able to vote your shares on Proposal 3 - advisory vote to ratify the appointment of our independent registered public accounting firm; however, they will not be permitted to vote your shares on Proposals 1 and 2 - election of directors, and advisory vote on the executive compensation of our named executive officers, respectively. As a result, if you do not provide voting instructions to your institution, your shares will have no effect on the outcome of the election of directors, and advisory vote on the executive compensation of our named executive officers.

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Revoking a Proxy

You may revoke your proxy at any time before voting is declared closed at the meeting by: i) voting at the meeting in person; ii) executing and delivering a subsequent proxy; iii) submitting another timely and later dated proxy by telephone or the internet; or iv) delivering a written statement to the Corporate Secretary of the Company revoking the proxy.

Quorum

A quorum must be present in order for business to be conducted at the Annual Meeting. A quorum consists of a majority of the shares of common stock outstanding on our record date. Shares represented at the meeting in person or by proxy will be counted in determining whether a quorum exists. If you abstain or withhold your vote, your shares will be treated as present and entitled to vote in determining the presence of a quorum. Broker non-votes will be counted as present at the meeting for quorum purposes, but not voted. The Company’s Inspector of Elections will tabulate the votes and determine whether a quorum is present.

Votes Required

The following votes are required for each proposal: i) Election of Directors - directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the Annual Meeting. Withhold votes, abstentions, or broker non-votes will have no effect on the outcome; ii) Non-binding Advisory Vote on Executive Compensation – This is a non-binding advisory vote that the Board considers when making future executive compensation decisions. Broker non-votes will have no effect on the outcome. Abstentions have the same effect as a vote cast “against” this proposal; and iii) Non-binding Advisory Vote to ratify the Company’s Independent Registered Public Accounting Firm – This is a non-binding advisory vote that the Board considers when ratifying the appointment of its independent registered public accounting firm. Abstentions will have the same effect as a vote cast “against” this proposal.

Stockholder Proposals

To be considered for inclusion in our proxy statement mailed in 2015, stockholder proposals must be received in writing at our principal executive offices on or before November 28, 2014. Stockholder proposals should be directed to the Corporate Secretary at Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904. A stockholder wishing to bring business before stockholders at the 2015 Annual Meeting must provide written notice to the Corporate Secretary. The notice must be received by the Company at its principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. In the event that our annual meeting is more than 30 days before or more than 60 days after such anniversary date, you should refer to our Bylaws for specific requirements. In accordance with our Bylaws, a stockholder’s notice must include, among other things, a description of the business to be brought before the meeting, Ownership and Rights Information (as defined in our Bylaws), and any other information that would be required to be made in connection with the solicitation of proxies. A stockholder’s notice must also include a representation as to the accuracy of the information that is being provided. We have provided additional information on page 20 with regards to submitting stockholder proposals for director nominees.

Annual Report on Form 10-K

At your request, the Company will provide, without charge, a copy of our Annual Report and Shareholder Letter which contains our Annual Report on Form 10-K for the year ended December 31, 2013. The Annual Report provides financial information to our stockholders. The Annual Report is not, and shall not be considered, “soliciting material,” or be “filed” with the SEC nor shall this information be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. Please direct all written requests to the Corporate Secretary, Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904.

Householding

Stockholders of record who have the same last name and address and who request paper copies of the proxy materials or Annual Report will receive only one copy of the proxy materials. Brokers and banks that hold our stock on your behalf may provide you with one copy of the proxy materials and Annual Report if the bank or broker is aware that more than one stockholder at your address have the same last name or they reasonably believe that the stockholders are members of the same family. If you receive a notice from your broker or bank stating that they intend to send only one copy of the proxy materials to your address, and members of your household do not object, then you will have consented to this arrangement. Stockholders of record that received one copy of the proxy statement or Annual Report as a result of householding may request to receive separate copies of these materials by contacting the Corporate Secretary at Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904 or (888) 742-5275. If your shares are held through a broker or bank, you should contact the broker or bank directly to request multiple copies of the proxy statement and Annual Report.

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PROPOSAL 1 - ELECTION OF DIRECTORS

As of the date of this Proxy Statement, the entire Board consists of twelve directors divided into three classes. Directors are elected to serve three-year terms. Directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting. You may authorize a proxy to vote your shares on the election of directors. A proxy that withholds authority to vote for a particular nominee will not count either for or against the nominee.

Each nominee for election as a director and each director whose term will continue following the meeting provided us with information on their attributes, experience and skills. More specifically, this information provides an overview of the director’s principal occupation and employment, principal business, affiliations, and other business experience during the past five years.

Nominees for Election

Prior to nominating directors, the Corporate Governance Committee conducts an interview of each candidate selected and considers the criteria described under the Director Nomination Process. The Corporate Governance Committee considers each individual candidate in the context of the Board as a whole with the objective of nominating individuals who the Corporate Governance Committee believes will contribute to the Company’s success as a result of their education, job experience, industry knowledge, market knowledge and expertise. The Corporate Governance Committee seeks individuals who demonstrate integrity, judgment, leadership and decisiveness in their business dealings. The Corporate Governance Committee also seeks individuals who, with the other directors, will give the Board a diverse combination of skills and attributes that complement the nature of our business and support the Company’s long-term strategic focus. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance. The Board reflects a broad range of leadership, professional skills and experience; corporate governance and board service experience; experience in the markets in which we conduct business; economic and financial expertise; industry experience; public affairs experience; and entrepreneurism which, when taken as a whole, have been invaluable in the execution of our strategic plan.

The Board, upon recommendation of the Corporate Governance Committee, has nominated four incumbent directors – Thomas J. Bresnan, Joseph E. Moore, Dianna F. Morgan, and John R. Schimkaitis. If elected, these directors will serve as Class III directors until the 2017 Annual Meeting of Stockholders and until their successors are elected and qualified. If, prior to the election, any of the nominees become unable or unwilling to serve as a director of the Company (an eventuality that we do not anticipate), all proxies will be voted for any substitute nominee who may be designated by the Board of Directors pursuant to the recommendation of the Corporate Governance Committee.

Class III Directors (Terms Expire in 2017)

Thomas J. Bresnan Director Since 2001 Independent Director Age 61 Audit Committee Chair/Audit Committee Financial Expert

Mr. Bresnan is owner and President of the Accounting & Business School of the Rockies, a post-secondary vocational school specializing in Accounting, Business and Computer Proficiency Certificate Programs. From 2008 to 2012 he served as a majority shareholder, President and Chief Executive Officer of Schneider Sales Management, LLC, a leading provider of sales consulting and skills assessment services and a publisher of proprietary sales training materials. From 1999 to 2006, Mr. Bresnan was Chief Executive Officer of New Horizons Worldwide, Inc., an information technology training company in Anaheim, California. At New Horizons Worldwide, Inc. he also served as President and was on the Board of Directors from 1993 to 2006. Prior to his employment with New Horizons Worldwide, Inc., he was President of Capitol American Life Insurance in Cleveland, Ohio. Mr. Bresnan began his professional career at Arthur Andersen & Co.

Key Attributes, Experience and Skills:

Mr. Bresnan has extensive executive management experience. He continues to build on his management experience in his current role as owner and President of the Accounting & Business School. He gained experience in various sales skills and marketing techniques in his role as head of Schneider Sales Management. In addition, Mr. Bresnan gained in-depth knowledge of the technology industry during his tenure as Chief Executive Officer of New Horizons Worldwide, Inc. He also gained experience in consummating acquisitions and facilitating the post-acquisition integration process. Mr. Bresnan served as a manager with a former public accounting firm and Chief Financial Officer at Capitol American Finance. His experience in these roles has been a valuable asset both on the Board and as the Chair of the Audit Committee. These positions, coupled with his leadership roles, have given him the experience needed to lead the Audit Committee in its oversight role regarding the reporting of the Company’s results of operations, the effectiveness of its internal controls, risk management, and compliance with regulations.

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Joseph E. Moore Director Since 2001 Independent Director Age 71 Corporate Governance Committee Member and Compensation Committee Member

Mr. Moore is a partner with the law firm of Williams, Moore, Shockley and Harrison, LLP. He serves as a director of Calvin B. Taylor Banking Co. and Chairman of the Board of Zoning Appeals for the Town of Berlin, Maryland. Mr. Moore is a member of the Board of Trustees of the Worcester Preparatory School, and a member of the Board of Trustees of the Maryland Historical Society. He is also a director of the Ocean City Museum Society, Inc. Mr. Moore previously served in numerous business and community capacities in the State of Maryland, including: State’s Attorney for Worcester County; Attorney for Worcester County Board of Zoning Appeals; Attorney for the Town of Berlin; and as a member of the Board of Governors of the State of Maryland Bar Association. He has been appointed by the Maryland Court of Appeals as Co-Chairman of the First Appellate Circuit Character Committee of the Maryland State Board of Law Examiners. Mr. Moore is a Fellow of the American College of Trial Lawyers.

Key Attributes, Experience and Skills:

Mr. Moore is well-established in the Maryland legal community and has been instrumental in guiding the Company on Maryland legislative and regulatory matters, as well as corporate governance practices. He has served in numerous business and community capacities in our Delmarva operating territory, including as State’s Attorney for Worcester County and the Board of Governors of the State of Maryland Bar Association. As a director of Calvin B. Taylor Banking Co., he has gained additional knowledge on market demographics and growth projections for the southern portion of the Delmarva Peninsula. He has significant market knowledge regarding the Eastern Shore of Maryland, including the local political environment.

Dianna F. Morgan Director Since 2008 Independent Director Age 62 Compensation Committee Member

Ms. Morgan retired in 2001 from a long career with the Walt Disney World Company where she served as Senior Vice President of Public Affairs and Human Resources. During her tenure at Walt Disney World Company, she oversaw the Disney Institute – a recognized leader in experiential training, leadership development, benchmarking and cultural change for business professionals around the world. Ms. Morgan is the past Chair of the Board of Trustees for the University of Florida. She currently serves on the Board of Directors of CNL Bancshares, Inc., Marriott Vacations Worldwide Corporation and the Board of Trustees for Hersha Hospitality Trust. Ms. Morgan is also a member of the Board of Directors of Orlando Health and served as past Chair of the national board for the Children’s Miracle Network.

Key Attributes, Experience and Skills:

Ms. Morgan has extensive experience serving as a board member of both private and public companies. Ms. Morgan’s previous experience overseeing the Disney Institute, which provides leading professional development programs, and serving as Senior Vice President of Human Resources for Walt Disney World Company have provided extensive knowledge of leadership development programs and organizational culture. In addition, Ms. Morgan’s experience as Senior Vice President of Public Affairs for Walt Disney World Company has provided her with a solid foundation in media relations and government relations. As an accomplished senior manager at Walt Disney World Company in these areas, Ms. Morgan brings “best practice” expertise in human capital and the customer experience.

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John R. Schimkaitis Director Since 1996 Independent Director Age 66

Mr. Schimkaitis was appointed Vice Chairman of the Board in March 2010. He held the position of Chief Executive Officer of Chesapeake from January 1999 until his retirement in January 2011. Mr. Schimkaitis served as President of the Company from 1997 until 2010. During his tenure with the Company Mr. Schimkaitis also served as Chief Operating Officer, Chief Financial Officer, Executive Vice President, Senior Vice President, Vice President, Treasurer, Assistant Treasurer, and Assistant Corporate Secretary.

Key Attributes, Experience and Skills:

Mr. Schimkaitis has thirty-nine years of experience in the utilities industry, twenty-five years of which were spent in key management roles within the Company. Mr. Schimkaitis’ leadership of the Company from 1999 to 2011 was a period of tremendous growth and diversification. In 2009, Mr. Schimkaitis successfully led the Company through the Florida Public Utilities (“FPU”) acquisition, the largest transaction in the Company’s history. Mr. Schimkaitis’ knowledge of the utility industry, the Delmarva and Florida markets, as well as his leadership skills have been invaluable to the success of the Company, driving the growth of the Company from a $95 million market capitalization company in 1999 to approximately $395 million at the end of 2010.

Continuing Directors

Class I Directors (Terms Expire in 2015)

Eugene H. Bayard Director Since 2006 Independent Director Age 67 Corporate Governance Committee Member

Mr. Bayard is a partner with the law firm of Morris James Wilson Halbrook & Bayard in Georgetown, Delaware. He was a partner with the predecessor law firm of Wilson Halbrook & Bayard where he has served clients since 1974. Mr. Bayard serves in numerous business and community board capacities including: Sussex County Advisory Board for Wilmington Savings Fund Society (“WSFS”); Delaware Wild Lands, Inc.; Delaware State Fair, Inc.; Chairman of Harrington Raceway & Casino; Mid-Del Charitable Foundation; Delaware Volunteer Firefighter’s Association; O.A. Newton & Son Company; and J.G. Townsend Jr. and Company. Mr. Bayard previously served on the Southern Delaware Advisory Committee for the Delaware Community Foundation.

Key Attributes, Experience and Skills:

Mr. Bayard is well-established in the Delaware legal community where a majority of corporations are incorporated. He has been instrumental in guiding the Company on Delaware legislative and regulatory matters, as well as corporate governance practices. Mr. Bayard has established personal and professional relationships throughout the Delmarva Peninsula, including his service as a board member of the organizations listed above, that are beneficial to the growth and development of the areas within the Company’s Delmarva Peninsula operations.

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Thomas P. Hill, Jr. Director Since 2006 Independent Director Age 65 Audit Committee Member/Audit Committee Financial Expert

Mr. Hill retired in 2002 from Exelon Corporation in Philadelphia, Pennsylvania, where he served as Vice President of Finance and Chief Financial Officer of Exelon Energy Delivery Company. Exelon Corporation is an electric utility, providing energy generation, power marketing and energy delivery. Prior to the PECO Energy and Unicom Corporation merger, out of which Exelon Corporation evolved, Mr. Hill was Vice President and Controller for PECO Energy, where he had been employed since 1970 in various senior financial and managerial positions. Mr. Hill serves as a trustee of Magee Rehabilitation Hospital and the Magee Rehabilitation Foundation. He also serves as a member of the Audit Committee for Jefferson Health System, Inc., a Pennsylvania non-profit corporation.

Key Attributes, Experience and Skills:

Mr. Hill has extensive experience in the energy industry, serving in various senior financial and managerial positions at PECO Energy and Exelon Corporation. Through his professional experiences, Mr. Hill has obtained an in-depth knowledge of regulation and energy delivery which has supplemented his engineering training. Mr. Hill also gained financial expertise through his previous roles as Chief Financial Officer of Exelon Energy Delivery Company, and Controller of PECO Energy. He currently serves as a member of the Audit Committee for Jefferson Health System, Inc., which has increased his Audit Committee expertise. With his background in engineering, finance, regulation and utility operations, Mr. Hill brings broad and in-depth utility knowledge to the Board.

Dennis S. Hudson, III Director Since 2009 Independent Director Age 58 Audit Committee Member/Audit Committee Financial Expert

Mr. Hudson is the Chairman and Chief Executive Officer of Seacoast National Bank, and Seacoast Banking Corporation of Florida. He has been a member of both organizations’ Boards of Directors since 1983. Mr. Hudson has also held various other positions in these organizations, including, President, Executive Vice President and Chief Operating Officer. Mr. Hudson served on the FPU Board of Directors from 2005 until its acquisition by Chesapeake in 2009. He served as a member of FPU’s Audit Committee. Mr. Hudson is actively involved in the community serving on the Boards of United Way of Martin County and Visiting Nurses Association of Florida. He previously served on the Miami Board of Directors of the Federal Reserve Bank of Atlanta, Board of Helping People Succeed, and as Chairman of the Economic Council of Martin County.

Key Attributes, Experience and Skills:

Mr. Hudson joined the Board in 2009 in connection with the Company’s acquisition of FPU. Mr. Hudson has extensive public company and leadership experience not only as a former director of FPU, but also in his current role as Chair and Chief Executive Officer of Seacoast National Bank, and Seacoast Banking Corporation of Florida. Mr. Hudson has a strong finance background, having previously served on the Miami Board of Directors of the Federal Reserve Bank of Atlanta and as Chair of the Economic Council of Martin County, Florida. Mr. Hudson also has a solid understanding of the Florida market.

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Calvert A. Morgan, Jr. Director Since 2000 Independent Director Age 66 Corporate Governance Committee Chair and Compensation Committee Member

Mr. Morgan currently serves as a director of WSFS Financial Corporation and its principal subsidiary, WSFS. He is also Vice Chairman of WSFS. Mr. Morgan served as Special Advisor to WSFS Financial Corporation from 2004 to 2009. He is the retired Chairman of the Board, President and Chief Executive Officer of PNC Bank, Delaware in Wilmington, Delaware. Mr. Morgan has served in numerous business and community board capacities, including as a member of Delaware Business Roundtable and trustee of Christiana Care Corporation. Mr. Morgan is a member of the Delaware Economic and Financial Advisory Council.

Key Attributes, Experience and Skills:

Mr. Morgan has an established professional career with over 40 years in the banking industry. He has public company experience serving as a director and former Special Advisor to WSFS Financial Corporation. Mr. Morgan’s previous position as Chair, President, and Chief Executive Officer of PNC Bank, Delaware provided in-depth management experience combined with significant knowledge of our Delmarva market. His management experience and market knowledge, coupled with serving on another public company board, has provided Mr. Morgan with the appropriate blend of skills to lead the Corporate Governance Committee. His membership on the Delaware Economic and Financial Advisory Council, and his previous leadership role on the Delaware Business Roundtable give him further insight on issues facing both the current and future business and economic climate of Delaware.

Class II Directors (Terms Expire in 2016)

Ralph J. Adkins Director Since 1989 Independent Director Age 71

Mr. Adkins was appointed as Chairman of the Board in 1997. He held the position of Chief Executive Officer from 1990 to 1999. During his tenure with the Company Mr. Adkins also served as President, Chief Operating Officer, Executive Vice President, Senior Vice President, Vice President, Treasurer and Chief Accountant. Mr. Adkins is a former director of PNC Bank, Delaware, former Chairman of Bayhealth Foundation, and former Chairman of the Board of Trustees of the Delaware Public Employees’ Retirement System.

Key Attributes, Experience and Skills:

Mr. Adkins has served in many positions throughout his career with Chesapeake, securing significant Company and utility experience that gives him a solid foundation to lead the Board. His in-depth knowledge of the Company’s business operations, customers, competition, strategic direction and regulatory environment is valuable to the Company. Mr. Adkins gained additional knowledge on local market demographics and growth projections that have benefited the Company in identifying growth opportunities while serving as a Director of PNC Bank, Delaware. Mr. Adkins has also established personal and professional relationships throughout the Delmarva Peninsula, which encompasses the Company’s Delaware, Maryland and Virginia energy operations.

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Richard Bernstein Director Since 1994 Independent Director Age 71 Compensation Committee Chair

Mr. Bernstein is President and Chief Executive Officer of LWRC International, LLC, a developer and manufacturer of rifles and carbines. He was owner, President and Chief Executive Officer of BAI Aerosystems, Inc. prior to it being acquired in 2004. Mr. Bernstein is active in the oversight of several private businesses in which he is a major stockholder, including: REB Holdings, Inc., a technology consulting company; Salisbury Inc., a manufacturer of pewter and silver; and MaTech, Inc., a machining company. He is also a partner in the Waterside Village development in Easton, Maryland. Mr. Bernstein was appointed to Maryland’s Economic Development Commission by Governor O’Malley in 2009. He has also served on boards for several colleges and universities. He currently serves on the advisory board of M&T Bank and on the Baltimore Board of Directors of the Federal Reserve Bank of Richmond.

Key Attributes, Experience and Skills:

Mr. Bernstein is an established entrepreneur and oversees several private businesses, including a technology consulting company. Over the course of his career, he has initiated and successfully sold several start-up businesses. Mr. Bernstein’s experience has provided him with in-depth knowledge of product design and development, manufacturing techniques, technology, marketing and sales. These attributes have been valuable as the Company has invested in new business opportunities or considered new sales and marketing programs to promote its products and services. In starting new businesses, Mr. Bernstein has been responsible for attracting and incentivizing new management. As Chair of the Compensation Committee, he is responsible for leading the development and implementation of compensation pay practices and programs for the Company’s executive management.

Paul L. Maddock, Jr. Director Since 2009 Independent Director Age 64 Audit Committee Member

Mr. Maddock is a Trustee and President of The Maddock Companies, a diversified real estate development, investment and securities holding company with operations in Palm Beach and Martin Counties, Florida. Mr. Maddock currently serves on the Board and Corporate Governance and Compensation committees of the W.C. & A.N. Miller Company. Mr. Maddock served on the FPU Board of Directors from 1998 until its acquisition by Chesapeake in 2009. He served as a member of FPU’s Audit, Compensation, and Executive Committees. Mr. Maddock has served on the Board of Lydian Bank and Trust since 2003 and was past Chairman of the Audit Committee and a past member of the Executive Committee. He has also served on the Boards of PRB Energy, Inc.; Wachovia Bank of Florida; 1st United Bank and Trust; and Island National Bank and Trust. Within the community, Mr. Maddock serves as President of THRIFT, Inc., a Palm Beach charity organization, and as former director of Good Samaritan Hospital.

Key Attributes, Experience and Skills:

Mr. Maddock joined the Board in 2009 in connection with the Company’s acquisition of FPU. Mr. Maddock’s professional experience with real estate development companies has provided him with in-depth knowledge of the Florida economy. Mr. Maddock has gained additional knowledge of the Florida economy though his service as a director of Lydian Bank and Trust, as well as his involvement within the Florida community. Mr. Maddock has extensive public company and utility experience not only as a former director of FPU, but also as a former director of PRB Energy, Inc., a natural gas exploration and distribution company.

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Michael P. McMasters Director Since 2010 Director Age 55

Mr. McMasters is President and Chief Executive Officer of Chesapeake. He was appointed Chief Executive Officer effective January 1, 2011. He was appointed as President in March 2010. Mr. McMasters is responsible for execution of the Company’s strategic plan and providing leadership and oversight of the Company’s businesses. Mr. McMasters previously served as Executive Vice President and Chief Operating Officer of the Company from 2008 to 2010. Mr. McMasters joined the Company in 1980. During his tenure with the Company he has also served as Chief Financial Officer, Senior Vice President, Vice President, Treasurer, Director of Accounting and Rates, and Controller. He serves on the Board of Directors of the American Gas Association. Mr. McMasters is also a member of the Delaware Business Roundtable.

Key Attributes, Experience and Skills:

Mr. McMasters has served in numerous capacities in his thirty-three years of experience with the Company, most recently as Chief Executive Officer. Mr. McMasters’ experience, leadership skills and vision have been significant in the execution of the Company’s strategic plan and implementation of key corporate policies. His strategic foresight has guided the Company’s continued growth both organically and through acquisitions. Under Mr. McMasters’ leadership, the Company has continued to generate strong earnings growth. Mr. McMasters’ thirty-five years of experience in the utilities industry has provided him with in-depth financial and regulatory experience which has driven the Company’s financial discipline and execution of its strategic plan.

PROPOSAL 1 - THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

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PROPOSAL 2 - NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Compensation Committee is responsible for the oversight and administration of the Company’s executive compensation program. The Compensation Committee designs, recommends to the Board of Directors for adoption and administers all of the policies and practices related to executive compensation. On March 5, 2014, the Board of Directors determined that none of the Compensation Committee members had any material relationship with the Company in accordance with the New York Stock Exchange (“NYSE”) Listing Standards and with the Corporate Governance Guidelines on Director Independence, which are more stringent than the NYSE Listing Standards. Thus, each member of the Compensation Committee is independent, and other than in their capacity as a director and member of the Compensation Committee, has no other relationship or arrangement with any named executive officer.

The philosophy of our current executive compensation program is provided in detail in the Compensation Discussion and Analysis section of this Proxy Statement which begins on page 28. The section also provides stockholders with comprehensive information on the design of our executive compensation program as well as the mix of compensation that the Compensation Committee believes aligns the financial interests of the named executive officers with the interests of our stockholders. During the Compensation Committee’s annual review of executive compensation, it considers several elements of the executive compensation program, including, but not limited to: i) the effectiveness of the program in attracting and retaining highly qualified individuals that have a solid foundation and comprehensive perspective of the Company, its operations and competitive environment; ii) the complex nature of our operations as a diversified energy company; and iii) the long-term focus on our strategic planning process. Additional information on our executive compensation program, including tables and accompanying narratives, is available in the Executive Compensation section of this Proxy Statement which begins on page 41. The executive compensation program is centered on the premise of creating stockholder value. This is evidenced by the payment of consecutive annual dividends to stockholders and the Company’s earnings performance over many years. The dedication of the Company’s employees and the commitment and leadership of the Company’s named executive officers have driven the Company’s growth, in terms of market capitalization, from $95 million in 1999 to approximately $600 million as of March 19, 2014. In comparison to our peers, we have consistently achieved top quartile performance in total shareholder return over one, three, five, ten and twenty year periods. Over any of these periods, stockholders have earned more than 12% annually on their investment in Chesapeake.

The Compensation Committee promotes a pay-for-performance culture to further align executive interests with the long-term interests of stockholders. The executive compensation program designed by the Compensation Committee places a majority of the named executive officers’ target total direct compensation at risk. Under the current executive compensation program, each executive officer is eligible to receive an equity incentive award based on the achievement of pre-established long-term performance metrics. This equity incentive award is the larger component of each named executive officers’ compensation. The Compensation Committee works directly with Frederic W. Cook & Co. (“Cook & Co.”), its independent compensation consultant in designing the executive compensation program. In December 2013, Cook & Co. provided the Compensation Committee with a market analysis to assess the competitiveness of total compensation for the named executive officers. The report compared the Company’s pay against market data for the Company’s peer group, as well as market information from published survey sources. The independent compensation consultant’s report concluded that named executive officer compensation is within a competitive range of market median for the Company’s peer group. Furthermore, the executive compensation program promotes a culture of pay-for-performance as a majority of the named executive officers’ compensation is at risk.

The Compensation Committee utilizes the following practices to ensure that our executive compensation program remains fair, reasonable and competitive while also aligning total compensation to our business objectives and performance. These practices include, but are not limited to:

•	The Compensation Committee retains discretion in administering all awards and performance goals, and determining performance achievement;

•	Each incentive award features a cap on the maximum amount that can be earned for any performance period;

•	Dividends on the equity incentive awards accrue in the form of dividend equivalents during the performance period and are only paid to the named executive officers if the awards are earned and then only in proportion to the actual shares earned;

•	Stock ownership requirements are in place for corporate named executive officers;

•	Each named executive officer is subject to a compensation recovery policy that requires the repayment by the executive if an incentive award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate;

•	The Company does not provide excise tax gross-up protections;

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•	The supplemental pension and 401(k) plans are traditional plans that cover compensation not included in the qualified plans as a result of Internal Revenue Service (“IRS”) compensation limitations. These plans do not otherwise provide benefits to the named executive officers and do not factor in additional compensation or additional future years of service;

•	With the exception of Company vehicles that are available for personal use, but which are treated as compensation to the named executive officers, there are no perquisites. Named executive officers participate in the same benefits that are available to other employees of the Company; and

•	The life insurance benefit provided to employees of the Company is capped at $500,000 which limits the benefit to highly compensated individuals.

Although the Compensation Committee is directly responsible for the oversight and administration of our executive compensation program, we are providing you with the means to express your view on this matter. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Compensation Committee or the Board. As an advisory vote, this proposal is non-binding on the Company. However, the Board values the opinions that our stockholders express in their votes and may consider the outcome of the vote when making future executive compensation decisions.

PROPOSAL 2 - THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 - NON-BINDING ADVISORY VOTE TO RATIFY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is solely responsible for the appointment, retention, termination and oversight of the work of our independent registered public accounting firm, including the approval of all engagement fees, terms, and the annual audit plan. In determining whether to reappoint ParenteBeard as the Company’s independent external auditor, the Audit Committee took into consideration several factors, including an assessment of the professional qualifications and past performance of the Lead Audit Partner and the ParenteBeard team, the quality and level of transparency of the Audit Committee’s relationship and communications with ParenteBeard and the length of time the firm has been engaged. The Audit Committee considered, among other things, ParenteBeard’s expanding utility practice and the knowledge and skills of ParenteBeard’s auditing experts that would be providing services to the Company. In addition, the Audit Committee oversaw a Request for Proposal process that involved soliciting proposals from several external audit firms. After evaluating those proposals, the Audit Committee concluded that the best course of action was to reappoint ParenteBeard as the Company’s independent external auditor. Lead and concurring audit partners are subject to rotation requirements that limit the number of consecutive years an individual partner may provide services. The maximum number of consecutive years of service in that capacity is five years and 2014 will be a year of Lead Audit Partner rotation. The Audit Committee was directly involved in the selection process of the initial and successor Lead Audit Partners. The process for rotation of the Company’s Lead Audit Partner involved a meeting between the Audit Committee and the successor candidate, as well as meetings with management. The Audit Committee and management were actively engaged in meeting with various levels within ParenteBeard to ensure that the Company’s audit partners had the know-how, experience and quality to sustain the integrity of the Company’s audits and the requisite knowledge in the Company’s businesses and expected areas of future growth.

In 2013, the Audit Committee established the criteria and procedures used to evaluate the quality of ParenteBeard’s services rendered in 2012. The evaluation focused on the qualifications and performance of ParenteBeard; the quality and candor of the auditor’s communications with the Audit Committee and the Company; and the auditor’s independence and objectivity. Each member of the Audit Committee, as well as members of management and the Director of Internal Audit completed an evaluation, with questions specifically developed for the individual given his or her relationship with the external auditing firm. The Audit Committee analyzed the results of the assessment, which provided the Audit Committee with additional insight into the effectiveness and objectivity of the Company’s independent external auditor. The Chair of the Audit Committee and the Chief Financial Officer communicated the results of the evaluation process to the Lead Audit Partner.

On November 3, 2013, the Audit Committee approved the reappointment of ParenteBeard to serve as our independent registered public accounting firm for 2014. ParenteBeard has served as the Company’s independent registered public accounting firm since 2007.

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Although the New York Stock Exchange (“NYSE”) listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent registered public accounting firm, we are providing you with the means to express your view on this matter. While this vote is not binding, in the event that stockholders fail to ratify the appointment of ParenteBeard, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

A representative from ParenteBeard will be present at the Annual Meeting and available to respond to appropriate questions. A formal statement will not be made.

PROPOSAL 3 - THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF PARENTEBEARD AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

AUDIT COMMITTEE REPORT

This Report is provided by the Audit Committee of the Board of Directors and pertains to the Company’s audited financial statements for the year ended December 31, 2013. Prior to the issuance of the Company’s unaudited quarterly financial statements and the annual audited financial statements, we reviewed and discussed the earnings press releases, consolidated financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and judgments) with management, Chesapeake’s internal auditors, and the independent external auditors. We also reviewed Chesapeake’s policies and practices with respect to financial risk assessment, as well as its processes and practices with respect to enterprise risk assessment and management. We discussed with the Company’s independent auditors, ParenteBeard LLC, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended.

We discussed with ParenteBeard the overall scope and plans for their audit and approved the terms of their engagement letter. We also reviewed Chesapeake’s internal audit plan. We met with ParenteBeard and with Chesapeake’s internal auditor, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluation of Chesapeake’s internal controls and the overall quality and integrity of Chesapeake’s financial reporting. The Committee has received the written disclosures and the letter from ParenteBeard required by applicable requirements of the Public Company Accounting Oversight Board regarding ParenteBeard’s communications with the Committee concerning independence, and has discussed with ParenteBeard its independence. Based on the Committee’s review and the discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

The information in this Audit Committee Report shall not be considered to be “soliciting material” or be “filed” with the SEC, nor shall this information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporated it by specific reference.

THE AUDIT COMMITTEE Thomas J. Bresnan, Chair Thomas P. Hill, Jr. Dennis S. Hudson, III Paul L. Maddock, Jr.

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FEES AND SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following provides fees for professional services rendered by ParenteBeard for the two years ended December 31, 2013 and 2012.

Audit Fees

The aggregate fees billed to the Company and its subsidiaries by ParenteBeard in 2013 and 2012 totaled $789,738 and $745,251, respectively. These fees were for services rendered in conjunction with the audits of our financial statements included in our Annual Report on Form 10-K; the reviews of the financial statements included in our Quarterly Reports on Form 10-Q; regulatory or stand alone audits for certain subsidiaries; the audits of internal control over financial reporting; due diligence related to mergers and acquisitions, accounting consultations, and audits in connection with acquisitions; and services in conjunction with ParenteBeard’s consent associated with the Company’s registration statement that was filed with the SEC in November 2013, as well as other periodic reports and documents filed with the SEC.

Audit-Related Fees

The Company engaged ParenteBeard in 2013 and 2012 to perform annual audits on our benefit plans. ParenteBeard conducted annual audits on our benefit plans for the plan periods of January 1, 2013 through December 31, 2013 and January 1, 2012 through December 31, 2012. Additionally, ParenteBeard performed other attest services not required by statute or regulation in 2013. The aggregate fees billed for audit-related services were $58,504 and $72,133 for 2013 and 2012, respectively.

Tax and Other Fees

The Company did not engage ParenteBeard to provide any tax services or any services other than those described above in 2013 or 2012.

Audit and Non-Audit Services Pre-Approval Policies and Procedures

The Audit Committee pre-approves the audit and non-audit services performed by the Company’s independent external auditor in order to assure that they do not impair the auditor’s independence. The Audit Committee may also pre-approve tax service provided by the independent external auditor, if any. In November 2013, the Audit Committee reviewed its Audit and Non-Audit Services Pre-Approval Policy and made changes to the policy that included legal and best practice developments. Under the Policy, the Committee may pre-approve specific services in advance or may pre-approve one or more categories of audit and non-audit services. For all proposed services, the Committee will, among other things, consider whether the independent external auditor is the best positioned to provide the proposed services most effectively and efficiently based on its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the services are likely to enhance Chesapeake’s ability to manage or control risk or improve audit quality. The Audit Committee may establish ceilings on the level of fees and costs of generally pre-approved services that may be performed. The Committee has delegated to the Chair of the Audit Committee (and may delegate authority to any other member of the Audit Committee) authority to pre-approve up to $40,000 in audit and non-audit services, which authority may be exercised when the Audit Committee is not in session. At least annually, the independent external auditor is required to report to the Audit Committee on the specific services provided and the amounts that have been paid to the independent external auditor. The Chief Financial Officer is required to report to the Audit Committee on the specific services provided and the amounts paid by the Company. The Director of Internal Audit is responsible for monitoring and reporting on the performance of all services provided by the independent external auditor and to determine whether these services are in compliance with the Audit Committee’s policy. In 2012 and 2013, the Audit Committee approved 100 percent of all audit and non-audit services provided to the Company by ParenteBeard.

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CORPORATE GOVERNANCE

Board Leadership Structure

As of the date of this Proxy Statement, the positions of Chair of the Board and Chief Executive Officer are held by two different individuals. The Board of Directors is led by the Chair of the Board, who is elected annually by the Board. At its meeting on May 2, 2013, the Board elected Ralph J. Adkins to serve as our non-executive, independent chair. Mr. Adkins has served as our Chair since 1997 and has performed the responsibilities prescribed to him by the Board and those detailed in the Corporate Governance Guidelines, including establishing the agenda for and leading Board meetings, facilitating communications among Board members and communications between the Board and the Chief Executive Officer outside of Board meetings. At its meeting on May 2, 2013, the Board appointed John R. Schimkaitis to serve as our non-executive, independent Vice Chair of the Board. He has served as our Vice Chair since 2010. In this role, Mr. Schimkaitis assists the Chair of the Board and performs other duties as prescribed to him by the Board. The Board has determined that the current separation of Chair of the Board and Chief Executive Officer is appropriate as it provides an effective balance between oversight of management and day-to-day leadership. Mr. Adkins has extensive experience in the utility industry and explicit knowledge about the Company and its businesses which has been advantageous in leading the Board in the performance of its duties; while allowing our Chief Executive Officer to execute the Company’s strategic plan and provide day-to-day leadership. The Board may, at a future date, combine the Chair and Chief Executive Officer roles if the Board determines that such a leadership structure would be appropriate.

Board’s Role in Risk Oversight

The Board and management recognize that effectively monitoring and managing risk are essential to the successful execution of the Company’s strategy. The Board maintains an oversight role with respect to risk management and is ultimately responsible for ensuring that the Company’s risk management framework is sufficient given the risks present in the Company’s business activities. The Company’s risk management framework includes the following components: risk identification, risk assessment, risk management and monitoring and communication. During the risk identification process, risk heat maps are developed and shared with senior management, the Audit Committee, and the Board. The risk heat maps reflect a variety of risks that the Company faces, including strategic, operational, compliance and financial risks that may affect the operations and/or financial performance of our businesses. During the risk management process, appropriate actions are identified to manage the specific risk, and processes are established to continually monitor identified risks.

Senior management is involved in the decision-making process, is aware of the known risks and is intimately involved in the monitoring and mitigation of the identified risks. As part of its responsibilities, senior management updates the Board or Audit Committee, as appropriate, on the monitoring and mitigation of identified risks and the Board and/or Audit Committee provides direction to management as it deems appropriate. The Company’s executive officers report to the Board regularly regarding financial and investment decisions, strategic plan initiatives, and other activities that may involve material risks that the Company may face. Board members remain informed on industry trends, Company-wide strategic initiatives, key financial barometers and other matters relevant to the Company and its businesses. This provides the Board members with a comprehensive understanding of our initiatives, and allows the Board to effectively oversee our strategic planning and budgeting processes, including consideration and evaluation of the various risks associated with the Company, its businesses and its strategic initiatives. Management prepares presentations for the Board on the Company’s risk management process, including the risk heat maps and a comparison of risks identified by industry peer groups, and provides updates regarding risks related to the Company and its operations.

In addition to the Board’s general oversight role, the Audit, Compensation and Corporate Governance Committees focus on specific risks. The Audit Committee reviews and discusses with management the Company’s guidelines and policies that govern the process by which risk assessment and risk management activities are undertaken. The Audit Committee also reviews with management the Company’s major risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee approved the Company’s formal Global Risk Management Policy which outlines the Company’s risk management framework and serves to guide the Company’s overall risk management process. The Audit Committee has been closely involved in implementing the plan associated with the Global Risk Management Policy. The Audit Committee receives updates and documents on this plan, including the Company’s short-term and long-term risk assessments and risk heat maps that reflect the Company’s most significant risks as discussed above. Formal risk identification, evaluation and monitoring steps are completed by the Company and reviewed with the Audit Committee, prior to finalizing the risk assessment and risk heat maps. The Audit Committee also reviews the Company’s insurance program and various coverages, which serves to mitigate some of the Company’s key risks. The Audit Committee regularly reports to the Board as a whole regarding these matters.

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The Compensation Committee focuses on our compensation program and ensures the program appropriately incentivizes short-term and long-term financial and operational performance, without encouraging unnecessary risk. The Corporate Governance Committee focuses on matters relating to board composition and ensures that the Board is comprised of directors with a broad range and diverse mix of expertise, experience and knowledge to perform risk oversight functions.

In addition, management-level implementation committees have been established to assist in identifying, assessing and managing risks, including a Global Risk Management Committee. The Company also has internal resources that provide support, oversight and direction for the Company’s risk management program. Overall, the Company maintains both top down and bottom up approaches in regards to risk awareness, risk management and risk monitoring that exist not only at the Board, Committee and senior management levels, but also throughout the Company.

Director Independence

Eleven out of twelve directors are independent. A predominantly independent Board ensures that the Board is acting objectively and in the best interests of our stockholders. The independent directors also bring expertise and a diversity of perspectives to the Board. The culture of the Board enables directors to openly express their opinions in the boardroom and to raise challenges. The NYSE rules governing independence require that a majority of the members of the Board be independent as defined by the NYSE. Members of the Board are independent if it is determined that the director has no material relationship with the Company except in his or her capacity as a director. To assist in making the determination of independence for each director, the Board previously adopted Corporate Governance Guidelines on Director Independence (the “Independence Guidelines”), which are more stringent than the NYSE rules. The Independence Guidelines adopted by the Board are available on our website at www.chpk.com/Our Company/Corporate Governance/Director Independence.

In accordance with the Independence Guidelines, on March 5, 2014, the Board conducted its annual review of director independence. During this review, the Board examined all direct and indirect transactions or relationships between the Company or any of its subsidiaries and each director and any immediate family member of the director and determined that no material relationships with the Company existed during 2013. On the basis of this review, the Board determined that each of the following directors qualifies as an independent director as defined by the NYSE listing standards and in accordance with the standards set forth in the Independence Guidelines: Ralph J. Adkins, Eugene H. Bayard, Richard Bernstein, Thomas J. Bresnan, Thomas P. Hill, Jr., Dennis S. Hudson, III, Paul L. Maddock, Jr., Joseph E. Moore, Calvert A. Morgan, Jr., Dianna F. Morgan, and John R. Schimkaitis. Mr. McMasters, our President and Chief Executive Officer is our only non-independent director.

The Board is comprised of directors with short and long-term tenure with the Company. This tenure coupled with an independent and objective Board has provided shareholders with strong financial results.

	2013 Strategic Accomplishments		Financial Results
•	Continued natural gas distribution and transmission growth	•	Seventh consecutive year of record earnings
•	Service to an additional 11,000 underground propane customers as a result of an acquisition that was	•	Diluted Earnings Per Share increased by 13.4% over 2012
	completed in 2013	•	Chesapeake increased the dividend by 5.5% in 2013
•	Implementation of strategy for several
	new business opportunities, such as alternative fueled vehicles and Combined Heat and Power projects	•	In comparison to our peers, we have consistently achieved top quartile performance in total shareholder return over 1, 3, 5, 10 and 20 year periods
•	Implementation of Service Excellence Initiative	•	We have invested more than $432 million in capital expenditures over the last 5 years

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Board and Committees

Directors are strongly encouraged to attend the Board and Committee meetings. The Board met eight times during 2013. Each director participated in 75 percent or more of the Board and applicable Committee meetings. All of the directors attended the 2013 Annual Meeting of Stockholders. The standing Board committees are the Audit Committee, Compensation Committee, and Corporate Governance Committee. Each of the Committees are comprised solely of independent directors.

Audit Committee

The Audit Committee completed work in 2013 that continued to strengthen the already robust internal controls within Chesapeake and continued to ensure effective oversight of the Company’s independent external auditor.

Thomas J. Bresnan

Audit Committee Chair

Independent Members: 4 Financially Literate: 4 Financial Experts: 3 Meetings Held in 2013: 5 Committee Members: Thomas J. Bresnan, Chair Thomas P. Hill, Jr. Dennis S. Hudson, III Paul L. Maddock, Jr.

Messrs. Bresnan, Hill and Hudson each qualify as an “audit committee financial expert” based on his experience and knowledge in accordance with the SEC rules. Biographical information on each Committee member can be reviewed beginning on page 4 of this Proxy Statement. Each Committee member participated in an annual training session given by the Company’s independent registered public accounting firm on accounting trends, changes to the accounting standards, and their potential impact on the Company. None of the members of the Audit Committee currently serve on audit committees of other public companies.

Summary of Committee Responsibilities:

•	Appointment, retention, termination, compensation and oversight of the independent external auditor

•	Discuss with management the adequacy and effectiveness of the Company’s internal accounting and disclosure controls

•	Review with management and the independent external auditor the Company’s financial statements and Management’s Discussion and Analysis

•	Review the effect of regulatory and accounting initiatives on the Company’s financial statements

•	Review and discuss with management the Company’s risk assessment and risk management process

•	Review with management the Company’s major financial risk exposures and related internal controls

•	Review and discuss with management any related party transactions

•	Provide oversight of the Company’s internal audit function

•	Review and assess compliance with the Company’s Business Code of Ethics and Conduct, and Code of Ethics for Financial Officers

•	Review the Company’s procedures for complaints received by the Company regarding accounting, internal accounting controls or audit matters, including submissions by whistle-blowers, if any

You can review the Committee’s Charter at www.chpk.com/Our Company/Corporate Governance/Board and Board Committees/Audit Committee Charter for additional details on the Committee’s responsibilities.

Summary of Significant Activities in 2013:

•	Established the criteria and procedures used to formally evaluate the quality of the Company’s independent external auditing firm services rendered in 2012

•	Successfully oversaw a Request for Proposal for external auditing services and evaluated these proposals, ultimately selecting the incumbent external auditing firm

•	Revised the format and readability of the Company’s earnings release

•	Successfully oversaw synchronization of the Company’s Governance Risk Compliance program and the Internal Audit risk assessment

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Compensation Committee

The Committee worked closely with its independent compensation consultant in 2013 while carrying out its responsibilities. The Committee assessed the compensation of the Company’s executives in 2013 and believes it to be aligned with stockholder interests.

Richard Bernstein

Compensation Committee Chair

Independent Members: 4 Meetings Held in 2013: 6 Committee Members: Richard Bernstein, Chair Joseph E. Moore Calvert A. Morgan, Jr. Dianna F. Morgan

The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any consultant or other advisor retained by the Committee. The Committee may, in its sole discretion, engage a consultant or other advisor to assist in the evaluation of executive and director compensation. In 2013, the Committee retained Cook & Co. for this purpose. In May 2013 and January 2014, the Compensation Committee reviewed the independence of Cook and Co. After consideration of the various factors, including the specific factors described in the SEC rules and those provided under the NYSE’s Listing Standards that were approved by the SEC in 2013, the Compensation Committee determined that Cook & Co. is independent and no conflicts of interest exist with respect to Cook & Co.

Summary of Committee Responsibilities:

•	Appointment, compensation and oversight of the work of any consultant or other advisor retained by the Committee

•	Design and administer all of the policies and practices related to executive compensation

•	Administer the Company’s plans under which cash and equity incentive awards are granted

•	Evaluate the Company’s director compensation arrangements

•	Review, in conjunction with the Chief Executive Officer, management succession plans

•	Review and discuss with management the Compensation Discussion & Analysis in the Proxy Statement

•	Keep current on developments in executive compensation, including regulatory and legislative initiatives

•	Review the results of stockholder advisory votes on the frequency that stockholders will vote on executive officer compensation

•	Review the results of stockholder advisory votes on executive compensation

You can review the Committee’s Charter at www.chpk.com/Our Company/Corporate Governance/Board and Board Committees/ Compensation Committee Charter for additional details on the Committee’s responsibilities.

Summary of Significant Activities in 2013:

•	Oversight of the implementation of the 2013 Stock and Incentive Compensation Plan approved by stockholders in 2013

•	Recommended to the Board the approval of several new officer level positions that will support the Company’s growth

•	Oversight of the consolidation of two of the Company’s deferred compensation plans to create the Non-Qualified Deferred Compensation Plan

•	Considered a market analysis that compared the Company’s executive compensation against market data for the Company’s peer group, as well as from industry published survey data

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Corporate Governance Committee

The Corporate Governance Committee continued its work in 2013 of ensuring strong corporate governance practices are in place for the Company. This framework is core to the Company’s efficient operations and ethical practices.

Calvert A. Morgan, Jr.

Corporate Governance Committee Chair

Independent Members: 3 Meetings Held in 2013: 4 Committee Members: Calvert A. Morgan, Jr., Chair Eugene H. Bayard Joseph E. Moore

The Corporate Governance Committee, with the consent of the Board, may retain consultants or other advisors to assist it in fulfilling its responsibilities. In 2013, the Committee received information from legal counsel and other consultants on certain matters, including emerging trends and regulatory and legislative developments and their impact on the Company. The Committee also reviewed internally prepared information on governance trends and best practices.

Summary of Committee Responsibilities:

•	Review and assess the Company’s Corporate Governance Guidelines

•	Evaluate the size and composition of the Board and each standing Committee

•	Review eligibility guidelines for directors to ensure compliance with legal requirements

•	Evaluate director candidates and make appropriate recommendations to the Board

•	Evaluate, and discuss with the Board, the quality of the performance of the Board

•	Develop and recommend criteria and procedures to the Board to be utilized by the Board in evaluating the performance of each standing Committee

•	Evaluate and make a recommendation to the Board on stockholder proposals

•	Approve the service of Board members on the Board of any other public company

•	Review director and executive stock ownership guidelines and monitor progress toward meeting the guidelines

You can review the Committee’s Charter at www.chpk.com/Our Company/Corporate Governance/Board and Board Committee/ Corporate Governance Committee Charter for additional details on the Committee’s responsibilities.

Summary of Significant Activities in 2013:

•	Review of current practices and trends with regards to board composition and director qualifications

•	Best practice review of the Board and Committee self-evaluations to ensure that the process is efficient, effective, and evolving with the organization

•	Continuation of Board succession planning to ensure Boardroom skills are aligned with Chesapeake’s long-term strategic plan

•	Implementation of increased stock ownership and retention guidelines to ensure that the corporate named executive officers are committed to the long-term profitability of the Company and that management’s interests are aligned with those of stockholders

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Director Nomination Process

The Corporate Governance Committee identifies potential director nominees through contacts in the business, civic and legal communities and a variety of other sources. The Committee may retain a search firm or utilize third-party database search tools to identify director nominees. Stockholders may nominate candidates for election as directors by submitting a written submission to the Corporate Secretary at the Company’s principal offices not less than 90 days nor more than 120 days prior to the annual meeting at which directors are to be elected. The written submission must comply with the provisions of the Company’s Bylaws and the Corporate Governance Committee’s Charter. The Corporate Governance Committee will consider all candidates recommended by stockholders who comply with these provisions and satisfy the Director Eligibility Guidelines.

The Corporate Governance Committee will consider several factors prior to nominating a candidate. Generally, the Committee will consider the existing size and composition of the Board, evaluate biographical information and other background material, and interview each candidate selected. The Committee will apply any director selection criteria adopted by the Corporate Governance Committee based on the circumstances at the time and the criteria set forth in the Company’s Corporate Governance Guidelines. This criteria includes a candidate’s character, judgment, business experience or professional background, knowledge of our business, community involvement, availability and commitment to carry out the responsibilities as a director of the Company (directors may not be directors of more than two public companies in addition to the Company), the candidate’s independence under applicable regulations and listing standards, as well as any conflicts of interest.

Director Eligibility Guidelines

To adequately fulfill the Board’s responsibilities, a host of core competencies need to be represented on the Board. Individual directors should possess all of the following personal characteristics and core competencies. The Committee does not assign specific weights to these criteria, and not all of the criteria are necessarily applicable to all prospective nominees.

•	Leadership in a particular field of expertise

•	Education or experience that enables the exercise of sound business judgment

•	Integrity and the highest ethical character

•	Personal and professional reputations that are consistent with the Company’s image and reputation

•	Background or experience that enables differing points of view

•	Willingness to listen and work in a collegial manner

•	Knowledge, experience and skills that enhance the mix of the Board’s core competencies

•	Professional achievement generally through service as a principal executive of a major company; distinguished member of academia; partner in a law firm or accounting firm; successful entrepreneur; or similar position of significant responsibility

•	Absence of any real or perceived conflict of interest that would impair the director’s ability to generally represent the interest of the Company’s stockholders

•	Individual contribution in terms of knowledge, experience and skills that enhances the Board’s mix of core competencies and further maximize stockholder value

Governance Trends and Director Education

The Board and its Committees proactively monitor legislative and regulatory initiatives, as well as other corporate governance trends and their potential impact on the Company. Each director has access to publications and other resources that cover these matters.

In 2013, the Board received a presentation from professionals in the financial community on various aspects of the utility industry, including the current macro economic outlook, market trends, utility industry fundamentals, downstream utility focus, current valuations, investor perception, industry framework, and current industry topics. In previous years, experts in the areas of corporate governance, proxy advisory services and investor relations have spoken to the Board on regulatory actions, governance trends and various other corporate governance topics. The Board has also received corporate governance updates from a Chancellor from the Delaware Court of Chancery, a Chief Justice of the Delaware Supreme Court, and established members of the academic, governance, investor relations, legal and financial communities who are experienced in the utilities industry and the broader market. Directors participated in continuing education sessions to remain informed on recent trends applicable to their Committee duties. Certain directors also participate in continuing legal education. Newly elected directors participate in a comprehensive director orientation program that covers, among other things, our strategy, business structure, financial performance, and competitive landscape. As part of this program, directors are invited to participate in a tour of selected facilities of the Company. To further familiarize directors with our operations, we conduct at least one Board meeting each year at a Company facility.

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The Committees actively engage with senior management and other parties when necessary to further assess the current environment or respond to governance related matters. Cook & Co. has routinely provided the Compensation Committee with updates on the status of compensation-related initiatives under the Dodd-Frank Act and has discussed several challenges that compensation committees may encounter in the future. The Corporate Governance Committee and Audit Committee each routinely receive updates on matters applicable to their responsibilities from legal counsel and independent consultants. The Committees also receive regulatory and legislative updates at their respective meetings.

Code of Ethics

The Board has adopted a Business Code of Ethics and Conduct (“Code of Ethics”) that reflects our commitment to continuously promote professional conduct throughout the organization, and to ensure that representatives of the Company demonstrate good ethical business practices. Directors are required to disclose any conflict of interest to the Company’s non-management, independent Chair of the Board and to refrain from voting on any matter(s) in which they have a conflict. In considering whether an actual conflict of interest exists, factors to be considered include, but are not limited to, the benefit to the Company and the aggregate value of the transaction.

The Board has also adopted a Code of Ethics for Financial Officers which provides a framework for honest and ethical conduct by our financial officers as they perform their financial management responsibilities. The Code of Ethics for Financial Officers is applicable to the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Corporate Controller, and others who are responsible for ensuring accurate and timely disclosures of financial information within our filings with the SEC. Other senior managers with accounting and financial reporting oversight must also annually confirm compliance with the Code of Ethics for Financial Officers. The Business Code of Ethics and Conduct, and the Code of Ethics for Financial Officers may be viewed on our website at www.chpk.com/Our Company/Corporate Governance/Code of Ethics.

Related Person Transactions

We review relationships and transactions in which the Company, or any of its subsidiaries, and our executive officers, directors, director nominees, 5% or greater stockholders or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest. A related person transaction would include, but is not limited to, any financial transaction, arrangement or relationship, any indebtedness or guarantee of indebtedness and any series of similar transactions, arrangements or relationships. In determining whether to approve or ratify a related person transaction, the disinterested members of the Audit Committee, as part of an annual review or as required, will consider the relationship of the individual to the Company, the materiality of the transaction to the Company and the individual, and the business purpose and reasonableness of the transaction. The Audit Committee may approve or disapprove the transaction and direct the officers of the Company to take appropriate action. The Audit Committee may also refer the matter to the full Board with a recommendation. If it is determined that a related person transaction is directly or indirectly material to the Company or a related person, the transaction will be disclosed in the Company’s proxy statement.

The Company has established procedures in order to identify material transactions and determine, based on the relevant facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. This includes discussions with the Company’s Board, as well as dissemination of a questionnaire that directors and executive officers are required to complete annually. Director nominees, including those nominated by stockholders, are also required to complete a questionnaire in a form similar to that completed annually by directors and executive officers.

The Company’s Code of Ethics requires that individuals provide prompt and full disclosure of all potential conflicts of interest (including related person transactions) to the appropriate person. These conflicts of interest may be specific to the individual or may extend to his or her family members. Any officer who has a conflict of interest with respect to any matter is required to disclose the matter to the Chief Executive Officer, or if the Chief Executive Officer has a conflict of interest, the Chief Executive Officer would disclose the matter to the Audit Committee. All other employees are required to disclose any conflict of interest to the Director of Internal Audit. Directors are required to disclose any conflict of interest to the Chair of the Board and to refrain from voting on any matter(s) in which they have a conflict. In addition, directors, executive officers and designated employees disclose to the Company, in an annual ethics questionnaire, any current or proposed conflict of interest (including related person transactions).

All employees and executive officers are encouraged to avoid relationships that have the potential for creating an actual conflict of interest or a perception of a conflict of interest. The Company’s Code of Ethics provides specific examples that could represent a conflict of interest, including, but not limited to, the receipt of any payment, services, loan, guarantee or any other personal benefits from a third party in anticipation of or as a result of any transaction or business relationship between the Company and the third party. No employee or executive officer is permitted to participate in any matter in which he or she has a conflict of interest unless authorized by an appropriate Company official and under circumstances that are designed to protect the interests of the Company and its stockholders and to avoid any appearance of impropriety.

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For the period beginning January 1, 2013 and ending March 19, 2014, there were no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Anti-Hedging Policy and Pledges of Securities

Directors, executive officers and employees of the Company may not engage in hedging transactions related to Chesapeake stock or pledge Chesapeake stock as collateral for a loan. The Chief Financial Officer may grant an exception to an individual who desires to pledge Chesapeake stock as collateral for a loan (excluding margin debt) if such individual clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which consist of a series of policies and principles that are adhered to when overseeing the corporate governance of the Company. This document may be viewed on our website at www.chpk.com/Our Company/Corporate Governance/Corporate Governance Guidelines.

Executive Sessions

The Chair of the Board, Mr. Adkins, presides over executive sessions of the non-management directors. The Company’s Corporate Governance Guidelines ensure the integrity of these meetings by providing that the Chair of the Corporate Governance Committee would preside over these meetings in the event that the Chair of the Board was a management director. The Corporate Governance Guidelines also provide that if the non-management directors included any director who did not qualify as independent under the NYSE Listing Standards, the independent directors would meet at least annually without the non-independent director(s).

Communications with the Board

Stockholders and other parties interested in communicating directly with the Board, a committee of the Board, any individual director, the director who presides at executive sessions of the non-management or independent directors, or the non-management or independent directors, in each case, as a group, may do so by sending a written communication to the attention of the intended recipient(s) in care of the Corporate Secretary at Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904.

The Corporate Secretary will forward all appropriate communications to the intended recipient(s). Communications relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee with respect to such matters. These communications procedures have been unanimously approved by the independent directors.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below provides the number of shares of our common stock beneficially owned as of March 15, 2014 by each director and director nominee, by each named executive officer named in the Summary Compensation Table, as well as the number of shares beneficially owned by all of the directors, director nominees and named executive officers as a group. No shares of our common stock have been pledged as security by a director or named executive officer. The table also provides information for each other person known to us to beneficially own five percent or more of our common stock.

Name of Beneficial Owner	Qualified 401(k) Retirement Savings Plan	Non-Qualified Deferred Compensation Plan(1)	Total Shares Owned Beneficially(2)(3)	Percent of Class
Ralph J. Adkins	—	—	55,942	*
Eugene H. Bayard	—	—	16,733	*
Richard Bernstein	—	—	44,476	*
Elaine B. Bittner	4,632	—	11,750	*
Thomas J. Bresnan	—	4,936	10,486	*
Beth W. Cooper	7,021	—	29,054	*
Thomas P. Hill, Jr.	—	1,823	13,327	*
Jeffry M. Householder	929	—	980	*
Dennis S. Hudson, III	—	—	5,093	*
Paul L. Maddock, Jr.	—	—	28,268	*
Michael P. McMasters	12,284	27,329	72,759	*
Joseph E. Moore	—	2,322	15,240	*
Calvert A. Morgan, Jr.	—	—	26,657	*
Dianna F. Morgan	—	—	5,078	*
John R. Schimkaitis(4)	—	—	96,821	1.00%
Stephen C. Thompson	13,574	—	49,401	*
Executive Officers and Directors as a Group	38,440	36,410	482,065	4.98%

* Less than one percent.

Name of Investment Advisor
T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, MD 20202	—	—	714,937	7.38%
BlackRock, Inc.(6) 40 East 52nd Street New York, NY 10022	—	—	643,689	6.64%

(1)	The Non-Qualified Deferred Compensation Plan enables non-employee directors to defer all or a portion of their meeting fees and annual retainers on a pre-tax basis. The named executive officers can also defer base salary, cash incentive awards and equity incentive awards on a pre-tax basis under the Non-Qualified Deferred Compensation Plan. See the description of the Non-Qualified Deferred Compensation Plan on page 45.
(2)	Unless otherwise indicated in a footnote, each beneficial owner possesses sole voting and sole investment power with respect to his or her shares shown in the table.
(3)	Voting rights are shared with spouses and other trustees in certain accounts for Ralph J. Adkins (1,757), Thomas J. Bresnan (5,550 shares), Beth W. Cooper (1,206 shares), Jeffry M. Householder (34 shares), Paul L. Maddock, Jr. (12,000 shares), Joseph E. Moore (9,788) and Calvert A. Morgan, Jr. (10,307 shares). Independent accounts are held by the spouses of Ralph J. Adkins (3,441 shares), Thomas P. Hill, Jr. (6,395 shares), Michael P. McMasters (34 shares) and John R. Schimkaitis (200 shares).
(4)	In January 2011, Mr. Schimkaitis retired as Chief Executive Officer of the Company and received a reduced early retirement payment under the Pension Plan. Mr. Schimkaitis received his distribution in the form of a lump sum after providing property equal to 125 percent of the restricted portion of the lump sum in accordance with the Internal Revenue Code’s tax requirements. Currently, Mr. Schimkaitis has deposited 17,000 shares in escrow to satisfy the requirement. This property was placed in escrow, with oversight by a third party escrow agent. Until the Pension Plan is fully funded, as defined under the Internal Revenue Code, each year shares equal to the value of payments that would have been paid to Mr. Schimkaitis if he had elected the life annuity form of distribution will become unrestricted and returned to Mr. Schimkaitis, subject to the remaining property retaining a minimum market value.
(5)	According to their report on Schedule 13G, filed on February 13, 2014, T. Rowe Price Associates, Inc. (“T. Rowe Price”) was deemed to beneficially own 714,937, or 7.4 percent, of our common stock. According to the Schedule 13G, T. Rowe Price had sole power to vote 92,150 shares and to dispose of 714,937 shares. T. Rowe Price’s Schedule 13G, as filed with the Securities and Exchange Commission, certified that it acquired the shares of our common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.
(6)	According to their report on Schedule 13G/A, filed on January 28, 2014, BlackRock, Inc. (“BlackRock”) was deemed to beneficially own 643,689 shares, or 6.7 percent, of our common stock. According to the Schedule 13G/A, BlackRock had sole power to vote 598,161 shares and to dispose of 643,689 shares. BlackRock’s Schedule 13G/A, as filed with the Securities and Exchange Commission, certified that it acquired the shares of our common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each of the Company’s directors and executive officers, and any beneficial owner of more than 10 percent of our common stock, to file reports with the SEC. These include initial reports and reports of changes in the individual’s beneficial ownership of the Company’s common stock. Such persons are also required by SEC regulations to furnish the Company with copies of such reports. To our knowledge, based solely on the review of such reports furnished to the Company and on the written representations made by such persons that no other reports were required, the Company believes that during the year ended December 31, 2013 all directors and executive officers filed on a timely basis the reports required by Section 16(a). We are not aware of any person or entity that beneficially owns more than ten percent of the Company’s common stock.

DIRECTOR COMPENSATION

The Compensation Committee, which consists solely of independent directors, reviews director compensation annually to ensure the appropriate compensation arrangements are in place for non-employee directors. The Committee subsequently reports its findings and any recommendations to the Board. The Board approves all director compensation arrangements. A director who is an employee of the Company receives no additional compensation for his or her service as a director.

Non-employee Director Compensation

Each non-employee director receives cash and equity compensation for his or her service on the Board as provided in the table below. Directors may not elect to receive their cash compensation in stock. Directors are also reimbursed for business expenses incurred in connection with attending meetings and performing other Board-related services, including external director education.

	2013 Annual Meeting until the 2014 Annual Meeting		2012 Annual Meeting until the 2013 Annual Meeting
Cash Compensation - Retainers
Board Member Retainer	$45,000		$38,000
Board Chair Retainer	$80,000		$80,000
Committee Chair Retainer Compensation Committee and Corporate Governance Committee	$7,000		$7,000
Committee Chair Retainer Audit Committee	$10,000		$10,000
Cash Compensation - Meeting Fees
Board Meeting Fee	$1,200		$1,200
Committee Meeting Fee	$1,000		$1,000
Committee Meeting Fee When A Director Attends A Board or Committee Meeting on the Same Day	$750		$750
Equity Compensation
Board Member Retainer	$45,000	*	900 shares**

*	Fractional shares are rounded down to the nearest whole number
**	Valued at $36,954, based upon the average of our high and low price on May 2, 2012.

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2013 Stock and Incentive Compensation Plan

In 2013, stockholders approved the Company’s 2013 Stock and Incentive Compensation Plan under which non-employee directors are eligible to receive shares of our common stock. The full text of the plan can be reviewed on page 55 of our proxy statement that was filed with the SEC on April 2, 2013. The Plan enhances stockholder value by ensuring that directors have a proprietary interest in our growth and financial success. The Board has the authority to determine the number and type of equity or stock awards to be granted to non-employee directors under the Plan. Each director has the right to vote the shares awarded under the Plan and to receive dividends on the shares. Each director is individually responsible for any tax obligations in connection with these shares.

Non-Qualified Deferred Compensation Plan

Directors may defer all or a portion of their meeting fees and annual retainers in accordance with the Chesapeake Utilities Corporation Non-Qualified Deferred Compensation Plan (previously the “Deferred Compensation Plan”) which is described in detail on page 45 in this Proxy Statement. Deferrals made under this Plan are on a pre-tax basis until their separation from service with the Company and its affiliates or another specified date. At all times, directors have a 100 percent vested interest in the amount of cash or stock that is deferred.

Director Stock Ownership

All non-management directors are required to own at least 6,000 shares of our common stock while serving as a director of the Company. Directors may acquire their ownership through several means, including making purchases on the open market, making optional cash investments through our Dividend Reinvestment and Direct Stock Purchase Plan, and receiving a share award under the 2013 Stock and Incentive Compensation Plan. Deferred stock units are applied toward achieving this ownership requirement. Each deferred stock unit is equivalent to one share of the Company’s common stock.

Independent Compensation Consultants Report

In May 2013, the Compensation Committee received a Non-Employee Director Compensation presentation (the “Analysis”) prepared by Cook & Co. The Analysis compared our then current director compensation arrangements against the Company’s peer group and a broader utility industry. The peer group is the same group of companies used to evaluate the Company’s executive compensation program. The Analysis reviewed various pay elements, including annual cash and equity retainers, meeting fees, committee compensation and other items such as chair compensation. The analysis concluded that the Company’s director compensation program was competitive in form and structure and total director compensation was generally aligned with the peer group and broader industry practices. To remain competitive, Cook & Co. recommended that the Compensation Committee increase its annual cash retainer from $38,000 to $45,000 and shift the equity retainer from a specified share level to a fixed value denomination. The shift to a fixed value denomination equity grant will better enable the Committee to compare equity compensation against peers. This approach is consistent with the valuation of the named executive officers’ long-term equity incentive. The Compensation Committee discussed the analysis with Cook & Co. and recommended that the Board adopt these changes. In the future, the Board may modify director compensation as it deems appropriate.

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The following table reflects compensation paid to non-employee directors for services performed during 2013:

	2013 Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation ($)	Total(3) ($)
Ralph J. Adkins	132,200	44,984	0	0	177,184
Eugene H. Bayard	58,600	44,984	0	0	103,584
Richard Bernstein	67,600	44,984	0	0	112,584
Thomas J. Bresnan(4)	69,600	44,984	0	0	114,584
Thomas P. Hill, Jr.(4)	59,600	44,984	5,976	0	110,560
Dennis S. Hudson, III	57,400	44,984	0	0	102,384
Paul L. Maddock, Jr.	59,600	44,984	0	0	104,584
Joseph E. Moore	63,100	44,984	0	0	108,084
Calvert A. Morgan, Jr.	70,850	44,984	0	0	115,834
Dianna F. Morgan	60,600	44,984	0	0	105,584
John R. Schimkaitis(5)	54,600	44,984	0	67,500	167,084

(1)	The Stock Awards column reflects the grant date fair value on May 2, 2013 of $44,984 (857 shares based upon a price per share of $52.49, the average of the high and low price on May 2, 2013). The stock awards and all prior stock awards are fully vested in that they are not subject to forfeiture.

(2)	Mr. Hill deferred cash compensation, received in connection with his service as a director, into the Company’s Non-Qualified Deferred Compensation Plan. These dollars represent the above-market earnings on his deferrals.

(3)	There is no compensation that needs to be included in Option Awards, or Non-equity Incentive Plan Compensation columns. Directors do have the ability to purchase propane at the same discounted rate that we offer to our employees, the value of which, when combined with all other perquisites and personal benefits, does not exceed $10,000 in the aggregate.

(4)	Mr. Bresnan deferred his annual stock retainer ($44,984). Mr. Hill deferred his annual cash retainer ($45,000), meeting fees ($14,600), and annual stock retainer ($44,984). All deferrals were made in accordance with the terms of the Chesapeake Utilities Corporation Non-Qualified Deferred Compensation Plan.

(5)	The All Other Compensation column reflects compensation received by Mr. Schimkaitis for consulting services to the Company as described below.

Consulting Agreement

In January 2013, the Compensation Committee approved the Company entering into a Consulting Agreement with Mr. Schimkaitis, our non-executive Vice Chair of the Board, to provide consulting services as reasonably requested from time to time by the Board or a designated representative of the Board. Mr. Schimkaitis spent twenty-five years in key management roles within the Company. His knowledge of the utility industry and our service territories has been invaluable to the success of the Company. The Agreement is effective January 1, 2013 for a term of twelve months, which can be extended by the Company, with Mr. Schimkaitis’ consent, for additional one year terms. Except for the consulting fee, the terms of the Agreement are similar to those previously approved by the Compensation Committee and entered into with Mr. Schimkaitis in 2011, which was extended for a year in 2012. Mr. Schimkaitis may provide the Company up to 400 consulting hours per year. He may not, at any time, exceed twenty percent of the average time he spent during his service as President and Chief Executive Officer of the Company during the thirty-six month period prior to his retirement. Mr. Schimkaitis is entitled to a consulting fee of $5,000 per month for his services and reimbursement of reasonable out-of-pocket expenses. In addition, Mr. Schimkaitis is entitled to receive $300 for each hour worked in excess of 200 hours. Mr. Schimkaitis is not entitled to payment of any consulting fee for any month during the term of the Agreement for which no services are provided. He is responsible for the payment of any taxes owed on compensation paid to him under the Agreement. The Agreement includes automatic termination for engagement in willful misconduct with respect to the obligations under the Consulting Agreement, or conduct which violates the Company’s Code of Ethics.

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REPORT OF THE COMPENSATION COMMITTEE ON COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Chesapeake’s management. The Compensation Committee, based on its review and discussions, has recommended to the Board of Directors the following Compensation Discussion and Analysis be included in this Proxy Statement and filed with the SEC.

The information in this Report shall not be considered “soliciting material,” or to be “filed” with the SEC nor shall this information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporated it by specific reference.

THE COMPENSATION COMMITTEE

Richard Bernstein, Chair
Joseph E. Moore
Calvert A. Morgan, Jr.
Dianna F. Morgan

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We are committed to pursuing growth opportunities in a manner that generates future value for our stockholders. In 2013, we generated record earnings for the seventh consecutive year. Our net income was $32.8 million, or $3.39 per share (diluted), in 2013, compared to $28.9 million, or $2.99 per share (diluted), in 2012. This represents an increase in diluted earnings per share of $0.40, or 13.4 percent.

DILUTED EARNINGS PER SHARE

Our employees have worked tirelessly over the last seven years to transform opportunities into profitable growth for the Company, including completing several natural gas expansions to provide service to new residential, commercial and industrial customers, as well as consummating several acquisitions that have expanded our service offerings and footprint. All of these efforts contributed to our growth in 2013 and position our Company for continued growth in the future. In 2013, these results translated into a 12.2 percent return on equity (“ROE”), which represents performance exceeding regulated utility returns. Over the past five years, we have consistently generated ROEs between 11.2 percent and 12.2 percent.

ROE TRACK RECORD

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In 2013, the Board of Directors increased the dividend paid to our stockholders by $0.08 per share on an annualized basis, or 5.5 percent. This resulted in an annualized dividend per share of $1.54. Chesapeake has paid a dividend to its stockholders for 52 consecutive years. The dividend increase authorized in 2013 represents the second largest annual dividend (percent) increase in the last 27 years. The growth in our dividend reflects the financial strength of the Company. The Company is positioned to have sustainable dividend growth of 5 percent annually and is committed to dividend growth that is supported by earnings growth.

DIVIDEND TRACK RECORD

The combination of stock price appreciation and dividends for the year produced a total return to stockholders of 36 percent. Over the last ten years, we have delivered a total return to stockholders of 232 percent, representing an average annual return of 12.8 percent. In comparison to our peers, we have consistently achieved top quartile performance in total shareholder return over one, three, five, ten and twenty year periods.

TOTAL SHAREHOLDER RETURN

(For the periods ending December 31, 2013)

*See page 33 for information on our peer group.

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Our strong performance in 2013 is a result of our steadfast commitment to pursuing growth opportunities with discipline, determination and drive. Our results in 2013 are a culmination of the growth efforts that we initiated several years ago. Our earnings growth, because of the significance of our regulated operations, is driven by the additional capital investments we make. To sustain or increase our earnings growth rate, we must be investing in additional capital expenditures that generate equal to or greater than their respective target returns. Because of acquisitions and the opportunity for natural gas expansions in our service territories, we continued to expend high levels of capital in 2013, as measured by the ratio of capital expenditures to total capitalization.

INVESTING FOR FUTURE GROWTH

(Capital Expenditures / Total Capitalization)

*Includes FPU acquisition.

The Compensation Committee’s approach to executive compensation encompasses practices that ensure that the executive compensation program remains fair, reasonable and competitive while also aligning total compensation to our business objectives and performance. These practices include, but are not limited to:

•	The Compensation Committee retains discretion in administering all awards and performance goals, and determining performance achievement

•	Each incentive award features a cap on the maximum amount that can be earned for any performance period

•	Dividends on the equity incentive awards accrue in the form of dividend equivalents during the performance period and are only paid to the named executive officers if the awards are earned and then only in proportion to the actual shares earned

•	Stock ownership guidelines are in place for corporate named executive officers, with a specified timeframe to attain the ownership threshold

•	Each named executive officer is subject to a compensation recovery policy that requires the repayment by the executive if an incentive award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate

•	The Company does not provide excise tax gross-up protections

•	Named executive officers generally may not engage in hedging transactions or pledge Chesapeake stock as collateral for a loan

•	The supplemental pension and 401(k) plans are traditional plans that cover compensation not included in the qualified plans as a result of IRS compensation limitations. These plans do not provide additional benefits to the named executive officers or additional future years of service

•	With the exception of Company vehicles that are available for personal use, but which are treated as compensation to the named executive officers, there are no perquisites. Named executive officers participate in the same benefits that are available to other employees of the Company

•	The life insurance benefit provided to employees of the Company is capped at $500,000 which limits the benefit to highly compensated individuals

The Compensation Committee promotes a pay-for-performance culture to further align the executive officers’ interests with the interests of stockholders. Our Compensation Committee focuses on aligning total compensation with our performance and business objectives thereby increasing stockholder value. Our executive compensation program consists of three components – base salary, performance-based cash incentive awards (“cash incentive awards”) granted pursuant to our Cash Bonus Incentive Plan (the “Cash Incentive Plan”), and performance-based equity incentive awards (“equity incentive awards”) granted pursuant to our 2013 Stock and Incentive Compensation Plan (the “Equity Incentive Plan”). The Compensation Committee believes that these three components of our compensation program align the financial interests of the executive officers with the interests of stockholders.

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Key Compensation Committee Actions Relating to Compensation Received by Named Executive Officers in 2013

The Compensation Committee sets base salaries at competitive levels to ensure that we are attracting, recruiting, and retaining executive officers that have the knowledge and skills necessary to achieve the Company’s established goals. For 2013, the Compensation Committee considered the following prior to adjusting base salaries: results of the study provided by Cook & Co., functional role of the position, scope of the individual’s responsibilities, prior year’s performance, and competitive nature of our business. Mr. Householder’s base salary was adjusted by the Chief Executive Officer. Effective April 1, 2013, base salaries for the named executive officers increased from 3.0 to 10.0 percent.

Each named executive officer received performance-based incentive awards that comprised approximately 50 percent or more of their total direct compensation for 2013. For 2013, cash incentive awards for each named executive officer were based on achieving pre-established financial and non-financial targets, with the financial component representing between 50 and 80 percent of the payout opportunity. As a result of the Company’s earnings and the achievement of individual performance goals, the cash incentive award payout for 2013 performance ranged from 28 to 84 percent of base salary as reported in the Summary Compensation Table for each named executive officer.

The larger piece of incentive compensation focuses on long-term performance. The Compensation Committee established three performance components on which Messrs. McMasters and Thompson and Mmes. Bittner and Cooper awards were based – Shareholder Return, Growth in Long-Term Earnings, and Earnings Performance. Each named executive officer received an equity incentive award based upon an evaluation of the Company’s performance relative to the performance of a peer group over the 2011 to 2013 performance period. For the first component, Shareholder Return, the Company’s total shareholder returns for the 2011 to 2013 performance period was in the 93rd percentile of the peer group. For the second component, Growth in Long-Term Earnings, the Company’s total capital expenditures as a percent of total capitalization for the 2011 to 2013 performance period was in the 74th percentile of the peer group. For the third component, Earnings Performance, the Company’s average return on equity for the three years ended December 31, 2013 was 11.82 percent. Based upon these results, the percentage earned for each performance component was 150 percent of the target. Dividends on the equity incentive awards accrue in the form of dividend equivalents during the performance period and will be paid to the respective named executive officer in proportion to the actual shares earned. Accordingly, the named executive officers received dividends on the maximum equity award.

Mr. Householder received a long-term incentive award based on achievement of targets related to performance components established by the Company’s Chief Executive Officer – Shareholder Return, Growth in Long-Term Earnings, and Earnings Performance. The Shareholder Return component was identical to that applicable to the other named executive officers in terms of performance metrics and outcome. For purposes of determining the actual bonus awards under the Growth in Long-Term Earnings and Earnings Performance components for Mr. Householder, the combined investment levels and financial results for several regulated and unregulated businesses in Florida were included. For the first component, Shareholder Return, the Company’s total shareholder returns for the 2011 to 2013 performance period was in the 93rd percentile of the peer group. For the second component, Growth in Long-Term Earnings, total capital expenditures as a percent of total capitalization for several of the Company’s Florida operations for the 2011 to 2013 performance period was in the 70th percentile of the peer group. For the third component, Earnings Performance, average return on equity for the three years ended December 31, 2013 for several of the Company’s Florida operations was 10.42 percent. Based upon these results, the percentage earned for the Shareholder Return and Growth in Long-Term Earnings components was 150 percent, and the percentage earned for the Earnings Performance component was 66 percent. Mr. Householder’s award for the 2011 to 2013 performance period was calculated based upon the achievement of 120.6% of the performance targets and paid in cash.

Say-on-Pay

At the 2014 Annual Meeting, stockholders will be asked to cast a vote on a non-binding, advisory basis, on the executive compensation of our named executive officers. Approximately 92 percent of the votes cast by stockholders on this matter in 2011 were voted to “approve” the compensation of our named executive officers, which reflected our stockholders widespread support for the Compensation Committee’s executive compensation decisions, program and policies. The Compensation Committee will consider advisory stockholder votes in the future when determining executive compensation.

We refer you to our narrative and related tables in the Compensation Discussion and Analysis, Executive Compensation, and other relevant sections within this Proxy Statement for a more detailed discussion on the information provided above, as well as information on other practices utilized by the Compensation Committee, including executive stock ownership requirements, the compensation recovery policy, and executive employment agreements.

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Executive Compensation Design

Our executive compensation program is designed to focus executive officers on both short-term and long-term financial and operational performance, without encouraging unnecessary risk. The following graphs show that more than 50 percent of the Chief Executive Officer’s total direct compensation, and the average total direct compensation of all of the other named executive officers compensation, as reflected in the 2013 column of the Summary Compensation Table, is at risk.

CEO	AVERAGE OF OTHER NEOs

The following provides details on the components of our executive compensation program.

Total Direct Compensation for The Named Executive Officers
Base Salary	•	Base salaries are set at competitive levels to ensure we are attracting and retaining executive officers that have the knowledge and skills necessary to achieve the Company’s established goals

	•	The Compensation Committee’s independent consultant concluded that base salaries for the named executive officers are within a competitive range of market median for the Company’s peer group

	•	The Compensation Committee considers the following when setting base salaries of the corporate named executive officers: scope of the executive’s responsibilities, prior year’s performance, and the competitive nature of our business
Short-Term Incentive Compensation	•	Cash Incentive Plan was adopted by the Board of Directors in 2005
1-year Performance Based Award	•	Cash incentive awards were granted by the Compensation Committee in January 2013 for the performance period January 1, 2013 through December 31, 2013 for the corporate named executive officers

	•	Evaluation of performance is based on achieving financial and non-financial targets

	•	Depending on the plan, awards are subject to a cap of 150% or 200% of target on the maximum amount that can be earned during any performance period
Long-Term Incentive Compensation	•	2013 Stock and Incentive Compensation Plan, under which equity awards may be granted, was approved by stockholders in May 2013

3-year Performance Based Award	•	Equity incentive awards for the 2013-2015 performance period were approved by the Compensation Committee in January 2013 for the corporate named executive officers

	•	Awards are issued based on achievement of the following performance metrics: total shareholder return, growth in long-term earnings, and earnings performance

	•	Features a cap of 150% of target on the maximum amount that can be earned during any performance period

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Benefit Plans and Perquisites Available to Certain Employees, Including Named Executive Officers
Pension Plan	•	The Pension Plan and benefits thereunder have been frozen

	•	Provides retirement income for three named executive officers based on years of service and highest average earnings as of December 31, 2004, when the Plan was frozen
Pension SERP	•	The Pension SERP and benefits thereunder have been frozen as of January 1, 2005

	•	Provides retirement income under the same terms as the Pension Plan to two named executive officers for compensation in excess of tax code limitations
401(k) Retirement Savings Plan	•	Provides participants with the opportunity to defer a portion of their compensation and receive company matching contributions of up to 6 percent of eligible cash compensation up to the statutory limit ($255,000 for 2013)

	•	Supplemental Company contributions may be made to employees, including the named executive officers, under the Plan

	•	This plan is currently available to all eligible employees of the Company and its subsidiaries
Non-Qualified Deferred Compensation Plan	•	Extends the 401(k) Retirement Savings Plan, on a non-qualified basis, for deferral of compensation in excess of the tax code limitations, as well as Company matching and supplemental contributions under the same terms as the 401(k) Retirement Savings Plan

	•	Additionally, equity incentive awards can be deferred (these awards are not eligible for matching or supplemental contributions)
Perquisites	•	With the exception of Company vehicles that are available for personal use, but which are treated as compensation to the named executive officers, there are no perquisites

Base Salary

In March 2013, the Compensation Committee reviewed base salaries for the Chief Executive Officer and the three other Corporate named executive officers for the ensuing year. The Committee reviewed and discussed the market analysis that was prepared by Cook & Co. in March 2013 and related factors to assess the competitiveness of base salary levels. Cook & Co.’s market assessment compared the Company’s base salary against market data for the Company’s peer group, as well as from industry published survey data. Cook & Co. concluded that base salaries for the named executive officers are within a competitive range of the market median for the Company’s peer group. The table below provides information on the Company’s peer group that is used by the Compensation Committee to benchmark compensation practices. This peer group is in a comparable industry and relative in terms of the Company’s revenues and market capitalization which is presented as of December 31, 2013.

	Market
	Capitalization	Revenues
Peer Company	(millions)	(millions)
Delta Natural Gas Company, Inc.	$155	$86
Empire District Electric Company	$977	$594
The Laclede Group, Inc.	$1,471	$1,017
MGE Energy, Inc.	$1,334	$591
Northwest Natural Gas Company	$1,159	$759
RGC Resources, Inc.	$91	$63
South Jersey Industries, Inc.	$1,831	$731
Suburban Propane Partners LP	$2,791	$1,704
Unitil Corp.	$422	$367

The Compensation Committee considered the following: results of the market assessment performed by Cook & Co.; functional role of the position; scope of the individual’s responsibilities; prior year’s performance; and competitive nature of our business. Mr. Householder’s base salary was adjusted by the Chief Executive Officer based upon similar considerations. Effective April 1, 2013, base salaries for the named executive officers increased from 3.0 to 10.0 percent. These increases further align the named executive officers’ base salaries with market practices.

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2013 Cash Incentive Award

The Compensation Committee is authorized to grant cash incentive awards to each named executive officer under the Cash Incentive Plan. Generally, the target cash incentive awards for each named executive officer are set at an amount that approximates the median prevailing practices of the industry peer group for comparable positions. The actual award earned for all named executive officers, except Mr. Householder, can range from 0 to 150 percent of the target cash incentive award for the non-financial component and from 0 to 200 percent of the target cash incentive award for the financial component, depending on actual performance at the end of the performance period as compared to the performance targets. The Compensation Committee may use its discretion to adjust a participant’s bonus opportunity or payout amount upward or downward based on unanticipated and/or extraordinary events. For Mr. Householder, the actual award earned can range from 0 to 150 percent of the target cash incentive award, depending on actual performance at the end of the performance period as compared to the performance targets.

In January 2013, the Compensation Committee established financial and non-financial performance targets under the Cash Incentive Plan for Messrs. McMasters, Thompson and Mmes. Cooper and Bittner. These named executive officers were evaluated on an earnings per share financial target of $3.18. Each named executive officer also has established individual goals that are evaluated by the Compensation Committee in connection with determining the extent to which the individual met his or her non-financial targets. These goals are grouped into the following categories: (i) Leadership, (ii) Employee Engagement, and (iii) Service Excellence. The named executive officers may earn a cash incentive award upon achieving his or her pre-established financial and non-financial targets based on the Compensation Committee’s evaluation. The Compensation Committee reserves the right to consider additional performance criteria for the Chief Executive Officer related to pursuing strategic or operational opportunities.

Mr. Householder’s 2013 cash incentive award was established by the Chief Executive Officer. Mr. Householder was evaluated on an earnings per share financial target of $3.18 and an aggregate pre-established operating income of $23.4 million for several regulated and unregulated businesses in Florida. Mr. Householder also has established individual goals that are evaluated by the Chief Executive Officer in connection with determining the extent to which he met his non-financial targets. These goals are grouped into the following categories: (i) Florida Business Unit Performance, (ii) Customer Engagement Initiatives, (iii) Pipeline Initiatives, and (iv) Business Unit Structure and Organization.

The following table shows each named executive officer’s target cash incentive award, based on such named executive officer’s base salary as of December 31, 2013 and weighting for the financial and non-financial performance targets. In March 2014, the Compensation Committee reviewed the performance of each named executive officer and based on that review authorized the payment of cash incentive awards as reflected in the table below.

	2013 Target Cash Incentive Award Opportunity			Weighting for the Performance Targets		Actual Achievement of Performance Targets		Actual Payout Based on Achievement of Performance Targets
Named Executive Officer	Base Salary (as of December 31, 2013)	Bonus Opportunity (% of Base Salary)	Target Cash Incentive Award at 100%	Non- Financial Targets	Financial Targets	Non- Financial Targets	Financial Targets	Non- Financial	Financial	Payout as reflected in the Summary Compensation Table
Michael P. McMasters	$440,000	45%	$198,000	20%	80%	110%	200%	$43,560	$316,800	$360,360
Stephen C. Thompson	$320,000	30%	$96,000	20%	80%	110%	200%	$21,120	$153,600	$174,720
Beth W. Cooper	$285,000	30%	$85,500	20%	80%	110%	200%	$18,810	$136,800	$155,610
Elaine B. Bittner	$235,000	30%	$70,500	50%	50%	130%	200%	$45,825	$70,500	$116,325
Jeffry M. Householder	$273,500	25%	$68,375	45%	55%	150%	77%	$46,153	$29,024	$75,177

Equity Incentive Awards Granted in 2013

The Compensation Committee is authorized to grant equity incentive awards to each named executive officer under the 2013 Stock and Incentive Compensation Plan approved by stockholders in 2013. Our long-term incentive program is 100 percent performance-based, featuring annual grants of shares that are awarded if pre-established targets are achieved at the end of the three year performance period. The equity incentive awards are designed to reward executives for improving stockholder value by achieving growth in earnings while investing in the future growth of both our regulated and unregulated businesses. The actual award earned for all named executive officers can range from 0 to 150 percent of the target equity incentive award, depending on actual performance at the end of the performance period as compared to the performance targets. The awards granted for the performance periods are pursuant and subject to the terms of Performance Share Agreements executed by the Company and each of the named executive officers. The Compensation Committee has granted equity awards to Messrs. McMasters and Thompson and Mmes. Cooper and Bittner for the

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January 1, 2013 through December 31, 2015 performance period. The equity incentive award for Mr. Householder for the January 1, 2013 through December 31, 2015 performance period was established by the Chief Executive Officer in March 2014, and is similar to those granted to each of the other named executive officers. All future equity incentive awards granted will be at the discretion of the Compensation Committee.

A summary of features pertaining to these awards is provided below.

•	The Compensation Committee granted performance shares to the corporate named executive officers in January of 2013. Mr. Householder’s award was established by the Chief Executive Officer in March 2014.

•	Payout opportunity is 0% (minimum), 50% (threshold), 100% (target), and 150% (maximum) of the target equity award for each named executive officer.

•	The Compensation Committee granted equity awards to the corporate named executive officers, and the Chief Executive Officer granted an equity award to Mr. Householder, as follows:

	Equity Incentive Award Opportunity for the 2013-2015 Performance Period					Value of Each Performance Component at Target
Named Executive Officer	Base Salary (as of January 8, 2013)	Bonus Opportunity (% of Base Salary)	Target Equity Value	Average Closing Stock Price Per Share from 11/1/2012- 12/31/2012	Target Equity Shares	Earnings Performance (35% Weighting)	Growth (35% Weighting)	Shareholder Return (30% Weighting)
Michael P. McMasters	$400,000	75%	$300,000	$44.97	6,671	$105,000	$105,000	$90,000
Stephen C. Thompson	$310,000	50%	$155,000	$44.97	3,447	$54,250	$54,250	$46,500
Beth W. Cooper	$274,300	50%	$137,150	$44.97	3,050	$48,003	$48,003	$41,144
Elaine B. Bittner	$224,100	50%	$112,050	$44.97	2,492	$39,218	$39,218	$33,614
Jeffry M. Householder	$265,500	50%	$132,750	$44.97	2,952	$46,463	$46,463	$39,825

•	The Compensation Committee approved performance components set forth below for the equity awards granted to the corporate named executive officers.

			Percent
Performance Component	Benchmark	Description of Benchmark	Target Award
Shareholder Return	Total shareholder return compared to the total stockholder returns of companies included in the peer group for the performance period	Shareholder Return incentivizes executives to generate additional value for our stockholders	30%
Growth in Long-Term Earnings	Total capital expenditures as a percent of total capitalization as compared to companies in the peer group for the performance period	In the long-term, the Company’s growth is dependent upon continuous investment of capital at levels sufficient to drive growth	35%
Earnings Performance	Average return on equity compared to pre-determined return on equity targets	Return on equity measures the Company’s ability to generate current income using equity investors’ capital	35%

For Mr. Householder, the Shareholder Return component is identical to that applicable to the other named executive officers. The Growth in Long-Term Earnings and Earnings Performance components for Mr. Householder include the combined investment levels and financial results for several regulated and unregulated businesses in Florida.

•	The Compensation Committee evaluates achievement of the Shareholder Return and Growth in Long-Term Earnings performance components for the corporate named executive officers based upon evaluating the Company’s performance relative to the performance of a peer group over the applicable thirty-six month performance period. The Company’s performance is ranked against the performance of the peer group. The payout opportunity is based on the Company’s percentile ranking against the peer companies in the peer group for each of these two performance components as shown in the table below.

Equity Award Thresholds
Percentile Ranking as Compared To Companies in the Peer Group	Percentage of Payout of Target Equity Incentive Award
40th - 49th percentile	50%
50th - 54th percentile	75%
55th - 60th percentile	100%
61st - 65th percentile	125%
Greater than 65th percentile	150%

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For Mr. Householder, the Shareholder Return component is identical to that applicable to the other named executive officers. The Growth in Long-Term Earnings performance component for Mr. Householder is similar to that applicable to the other named executive officers; however, it is based upon evaluating the performance of several of the Company’s regulated and unregulated businesses in Florida relative to the performance of the peer group over the applicable thirty-six month performance period.

•	The Compensation Committee evaluates achievement of the Earnings Performance component upon evaluating the Company’s average return on equity over the three year performance period as compared to pre-determined return on equity thresholds of 10.25% to greater than 11.50%. Mr. Householder’s Earnings Performance component is similar to that applicable to the other named executive officers; however, it is based upon evaluating the average return on equity for several of the Company’s regulated and unregulated businesses in Florida over the three-year performance period.

•	The table below provides information on a composite group of selected gas distribution utilities whose performance is benchmarked by Edward Jones. This peer group is used to evaluate the named executive officers performance against the Shareholder Return and Growth in Long-Term Earnings performance targets in connection with determining the achievement of equity incentive awards. This peer group is in a comparable industry and relative in terms of the Company’s revenues and market capitalization, which are presented as of December 31, 2013.

Peer Company	Market Capitalization (millions)	Revenues (millions)
AGL Resources, Inc.	$5,615	$4,617
Atmos Energy Corporation	$3,860	$3,886
Delta Natural Gas Company, Inc.	$155	$86
The Laclede Group, Inc.	$1,471	$1,017
New Jersey Resources Corp.	$1,848	$3,198
Northwest Natural Gas Company	$1,159	$759
Piedmont Natural Gas Company, Inc.	$2,598	$1,278
RGC Resources, Inc.	$91	$63
South Jersey Industries, Inc.	$1,831	$731
WGL Holdings, Inc.	$2,211	$2,466

•	Internal Audit performs a review of the equity incentive awards and reports on the accuracy of the calculations.

Equity Incentive Award for the 2012-2014 Performance Period

In January 2012, the Compensation Committee established equity incentive awards for Messrs. McMasters and Thompson and Ms. Cooper and Ms. Bittner for the 2012-2014 performance period. The equity grants at target were as follows: Mr. McMasters (6,204), Mr. Thompson (4,000), Ms. Cooper (4,000) and Ms. Bittner (3,200). The features of these awards are similar to those provided above for the equity incentive awards relating to the 2013-2015 performance period. The Chief Executive Officer established a target equity incentive target award for Mr. Householder of 3,200 shares. The features of Mr. Householder’s equity incentive award are similar to those provided above for his award applicable to the 2013-2015 performance period. Each named executive officer is entitled to earn the performance shares at the end of the performance period depending on the extent to which performance targets are achieved.

Equity Incentive Award for the 2011-2013 Performance Period

In January 2011, the Compensation Committee established equity incentive awards for Messrs. McMasters and Thompson and Ms. Cooper and Ms. Bittner for the 2011-2013 performance period. The equity grants at target were as follows: Mr. McMasters (6,375), Mr. Thompson (4,000), Ms. Cooper (4,000) and Ms. Bittner (3,200). The features of these awards are similar to those provided above for the equity incentive awards relating to the 2013-2015 performance period. Each named executive officer is entitled to earn the performance shares at the end of the performance period depending on the extent to which performance targets are achieved. The Compensation Committee met in March 2014 to review the extent to which the named executive officers achieved the performance targets established for the 2011-2013 performance period as summarized in the following table.

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As a result of this performance, the named executive officers received the following shares for the 2011-2013 performance period.

		Achievement of Performance Components at 150%
Named Executive Officer(1)	Total Equity Target Shares for the 2011-2013 Performance Period	Earnings Performance (35% Weighting)	Growth (35% Weighting)	Shareholder Return (30% Weighting)	Actual Payout for the 2011-2013 Performance Period
Michael P. McMasters	6,375	3,347	3,347	2,870	9,564
Stephen C. Thompson	4,000	2,100	2,100	1,800	6,000
Beth W. Cooper	4,000	2,100	2,100	1,800	6,000
Elaine B. Bittner	3,200	1,680	1,680	1,440	4,800

(1)	Mr. Householder’s incentive award for the 2011-2013 performance period was established by the Chief Executive Officer. His target long-term bonus was the cash equivalent of 3,200 shares multiplied by the stock price for the moving average for the 60 trading days ended December 31, 2013. Based on the achievement of 120.6% of the performance targets, Mr. Householder received cash compensation equal to the market value of 3,859 shares valued at $57.33 per share).

Stock Vested During 2013

The table below shows the stock vested in 2013.

	Stock Vested During 2013
Named Executive Officer(1)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Michael P. McMasters	9,564	569,201
Stephen C. Thompson	6,000	357,090
Beth W. Cooper	6,000	357,090
Elaine B. Bittner	4,800	285,672

(1)	Mr. Householder’s incentive award for the 2011-2013 performance period was established by the Chief Executive Officer. His target long-term bonus was the cash equivalent of 3,200 shares multiplied by the stock price for the moving average for the 60 trading days ended December 31, 2013. Based on the achievement of 120.6% of the performance targets, Mr. Householder earned $221,248, representing the cash equivalent of 3,859 shares, multiplied by $57.33 per share.

(2)	The shares awarded and corresponding value realized, reflect shares received in March 2014 by each named executive officer for the three-year performance period ended December 31, 2013.

(3)	The value realized represents the shares vested multiplied by $59.515, the average of the high and low stock price on March 4, 2014, the date the shares were awarded by the Compensation Committee.

Outstanding Equity Awards

In January 2012 and January 2013, the Compensation Committee granted performance shares to Messrs. McMasters and Thompson and Mmes. Cooper and Bittner for the 2012-2014 and 2013-2015 performance periods, respectively. The value of the 2012-2014 equity award is reflected in the Stock Award column for 2012 in the Summary Compensation Table. The value of the 2013-2015 equity award is reflected in the Stock Award column for 2013 in the Summary Compensation Table. The grant date fair value of the 2013-2015 target equity awards are reflected in the Grant Date Fair Value of Stock Awards column in the Grants of Plan-Based Awards Table. The Chief Executive Officer granted performance shares to Mr. Householder for the 2012-2014 and 2013-2015 performance periods. Please refer to pages 34-36 in this Proxy Statement for additional details on these awards.

All Other Compensation

In addition to the primary components of the executive compensation program, we offer certain other benefits to the named executive officers. The aggregate value of these benefits for each named executive officer is more than $10,000 and is reflected in the All Other Compensation column of the Summary Compensation Table.

•	During 2013, the Company provided each named executive officer with a Company-owned vehicle that is available for personal use, but which is treated as compensation to the named executive officers. Each named executive officer’s Form W-2 that is filed with the IRS includes imputed income for the personal use of the Company-owned vehicle. This imputed income has no effect on the Company’s revenues or expenses. Each named executive officer is responsible for the payroll taxes associated with personal usage.

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•	On behalf of each employee, including the named executive officers, we also pay an annual premium in connection with term life insurance. The life insurance benefit of two times base salary is capped at $500,000, which limits the benefit to highly compensated employees of the Company such as the named executive officers.

•	Named executive officers also have the ability to purchase propane at the same discounted rate that we offer to our employees.

•	For 2013, each named executive officer who participated in the qualified 401(k) Retirement Savings Plan received matching contributions of 100 percent of up to 6 percent of eligible cash compensation deferred in the plan up to the statutory compensation limit of $255,000. This was the same benefit available to other employees of the Company.

•	In addition, employees of the Company and its subsidiaries, as applicable, including the named executive officers, are eligible to receive an additional supplemental employer contribution at the discretion of the Company. The IRS limits the amount of pre-tax contributions that a participant may make to his or her qualified 401(k) Retirement Savings Plan. The Company’s Non-Qualified Deferred Compensation Plan enables named executive officers to make pre-tax deferrals of compensation over that limit. We match contributions in the same manner as the qualified 401(k) Retirement Savings Plan on compensation that exceeds the statutory limit of $255,000. We also make a supplemental employer contribution if such a contribution would have been made in the qualified plan, absent the compensation limit.

Compliance with Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) prohibits any public corporation from taking a deduction on its annual federal income tax return for certain compensation that exceeds $1 million. In determining whether a deduction may be taken, the Company considers compensation paid in any taxable year to its Chief Executive Officer or to any one of its three most highly compensated executive officers (in addition to the Chief Financial Officer) and whether such compensation would be considered “performance-based” as defined under Section 162(m). Compensation qualifying as “performance-based compensation” within the meaning of Section 162(m) is exempt from the deduction limit. Awards under our Equity Incentive Plan are considered “performance-based” compensation and would be exempt from the Section 162(m) deduction limit; awards under our Cash Incentive Plan would not be considered “performance-based” compensation and would be considered in determining the ability to take this deduction. We do not anticipate that compensation paid to any of the executive officers in 2013 will exceed the $1 million deduction limit.

Stock Ownership and Retention Guidelines

The Corporate Governance Committee is responsible for the development, oversight and monitoring of executive officer stock ownership guidelines. These guidelines ensure that executive officers that are subject to the ownership guidelines are committed to the long-term profitability of the Company and align management’s interests with those of stockholders. In December 2012, the Board adopted Ownership Guidelines upon recommendation of the Corporate Governance Committee. The Ownership Guidelines included recommendations made by Cook & Co. The Ownership Guidelines replaced the previous ownership guidelines that were established by the Board in 2006. The Corporate Governance Committee successfully oversaw the implementation of these new, more stringent Ownership Guidelines in 2013.

Each position’s required stock ownership is a multiple of base salary, with the Chief Executive Officer at five times base salary; the Chief Operating Officer, Chief Financial Officer, Executive Vice President and Senior Vice President positions at three times base salary; and the Vice President position at two times base salary. Named executive officers, if subject to the stock ownership guidelines, may acquire equity interests that will count toward satisfaction of the required ownership by obtaining equity incentive awards that have been awarded to the named executive officer upon completion of the performance period or through other means as specified in the Ownership Guidelines. Once a named executive officer attains his or her ownership requirement, he or she will remain in compliance with the Ownership Guidelines despite future changes in the stock price and base salary, as long as the named executive officer continues to own shares equal to the number of shares owned at the time the ownership requirement is met.

Role of the Compensation Committee

The Compensation Committee is solely responsible for the oversight and administration of our executive compensation program. The Committee designs, recommends to the Board for adoption as appropriate, and administers all of the policies and practices related to executive compensation. The Committee believes that the most effective compensation program is one that is designed to ensure that total compensation is fair, reasonable and competitive. The primary objectives in creating an effective compensation program are to:

•	Develop an appropriate mix of compensation to align the financial interests of the executive officers with the interests of our stockholders;

•	Structure the program to attract high-quality executive talent that will incentivize performance that focuses on achieving our short and long-term goals; and

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•	Ensure effective development of talent through internal processes such as performance evaluations, succession planning, and leadership development.

The Compensation Committee annually reviews the executive compensation program to ensure (i) the program aligns with the Company’s objectives; (ii) the mix provides competitive compensation levels for each element of compensation; and (iii) the compensation remains competitive relative to the compensation earned by executive officers in comparable positions at peer companies.

Role of Management

The Chief Executive Officer participates in the establishment of the compensation targets and payout levels for the other named executive officers. He assesses the performance for all named executive officers and recommends to the Compensation Committee the overall levels of achievement, and the extent to which performance targets were attained. Upon request, named executive officers will provide supplemental material to the Compensation Committee to assist in making its determinations in regards to the overall levels of achievement. The Chief Executive Officer is not involved in any part of the setting of any component of his compensation. The Chief Executive Officer and other members of senior management attend Compensation Committee meetings at the invitation of the Compensation Committee.

Role of Independent Consultant

The Compensation Committee has engaged an independent compensation consultant to assist in reviewing the Company’s executive compensation program. Cook & Co. currently advises the Committee on executive compensation and non-employee director compensation matters. Cook & Co. does not provide any other services to the Company.

Compensation Risk

There are controls in place that discourage unnecessary risk-taking. The named executive officers simultaneously participate in the Cash Incentive and Equity Incentive Plans, which provide the Compensation Committee with the ability to utilize multiple performance criteria at any given time. The Compensation Committee also has discretion and the ability to reduce awards based on the named executive officer’s individual performance. Until 2014, Mr. Householder’s short-term and long-term incentives and associated performance criteria were established by the Chief Executive Officer. Mr. Householder was designated as a named executive officer in 2014. All future cash incentive and equity incentive award grants will be at the discretion of the Compensation Committee.

Several other features of the cash incentive award process further mitigate risk-taking and exposure, including the following: (i) financial results for the respective award period are reviewed by the Audit Committee prior to the issuance of any cash incentive award; (ii) the target for the cash incentive award is set at an amount that approximates the median cash incentive award of an industry peer group; and (iii) each cash incentive award features a cap (maximum of 150% for the non-financial component and 200% of the target for the financial component) on the maximum amount that can be earned for any performance period.

The equity incentive awards compensate named executive officers for improving stockholder value by achieving growth in total shareholder return as well as growth in earnings while investing for future long-term earnings growth. The Compensation Committee believes that these awards do not encourage unnecessary risk-taking since part of the ultimate value of the award is tied to the Company’s stock price and awards are staggered and cover a multi-year performance period. Additionally, several other features of the equity incentive award process further minimize potential risk: (i) financial results for the respective award year are reviewed by the Audit Committee prior to the issuance of any equity incentive award; (ii) the total shareholder return and growth in long-term earnings over the relevant performance periods are benchmarked against the same measures for a peer group of natural gas distribution companies, and the average return on equity performance component is compared to pre-determined return on equity thresholds that are established by the Compensation Committee; and (iii) each equity incentive award features a cap (a maximum of 150% of the target) on the maximum amount that can be earned in any year. The Compensation Committee believes that the Cash Incentive and Equity Incentive Plans appropriately balance risk and the desire to focus on areas considered critical to the short-term and long-term growth and success of the Company.

The Compensation Committee has adopted additional practices to ensure diligent and prudent decision-making and review processes. The practices that are in place to manage and control risk include:

•	Although awards under the Cash Incentive and Equity Incentive Plans are primarily determined using targeted financial and non-financial goals, they also include components which are tied to the Company’s capital budget and strategic plan that are reviewed and approved by the Board;

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•	During its goal-setting process, the Compensation Committee considers prior years’ performance relative to future expected performance to assess the reasonableness of the goals;

•	The Cash Incentive and Equity Incentive Plans include both performance and profitability measures, thus balancing growth with value creation;

•	The Compensation Committee retains discretion in administering all awards and performance goals, and in determining performance achievement;

•	Each corporate named executive officer is subject to the Ownership Guidelines commensurate with his or her position and equity awards could lose significant value over time if the Company was exposed to inappropriate, unnecessary risks which could affect our stock price; and

•	Each named executive officer is subject to a compensation recovery policy that requires the repayment by the executive officer if an incentive award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate.

In December 2013, Cook & Co. provided the Compensation Committee with a market analysis that compared the Company’s executive compensation against market data for the Company’s peer group, as well as from industry survey data. Cook & Co.’s assessment concluded that the Company’s target total direct compensation is competitive with market practices. The Company reviewed its compensation programs applicable to all employees in conjunction with the risks that have been identified and included in the Company’s Annual Report on Form 10-K and determined that these programs do not create risk that could result in a material adverse effect on the Company.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information on compensation earned for the years ended December 31, 2013, 2012 and 2011 by the Chief Executive Officer, Chief Financial Officer, and three additional most highly compensated executive officers employed by the Company at year-end (collectively, the “named executive officers”). In determining the individuals to be included in this table, we considered the roles and responsibilities for individuals serving at the Company and its subsidiaries, as well as total compensation (reduced by the change in pension value and nonqualified deferred compensation earnings), for all officers of the Company for the year ended December 31, 2013.

2013 SUMMARY COMPENSATION TABLE

					Change in
					Pension Value
					and
					Nonqualified
				Non-Equity	Deferred
			Stock	Incentive Plan	Compensation	All Other
Name and		Salary	Awards(1)	Compensation(2)	Earnings(3)(4)	Compensation(5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)
Michael P. McMasters(6)	2013	430,000	394,506	360,360	0	69,420	1,254,286
Chief Executive Officer,	2012	387,500	344,614	233,600	107,296	54,009	1,127,019
President, and Director	2011	350,000	431,845 (7)	205,800	103,531	83,645	1,174,821
Stephen C. Thompson	2013	317,500	203,847	174,720	0	46,411	742,478
Senior Vice President	2012	306,250	222,188	113,538	104,083	36,263	782,322
	2011	291,250	213,254	110,626	101,220	59,076	775,426
Beth W. Cooper	2013	282,325	180,369	155,610	0	42,531	660,835
Senior Vice President,	2012	256,250	222,188	94,900	31,386	33,678	638,402
Chief Financial Officer and Corporate Secretary	2011	235,000	213,254	90,221	24,069	57,402	619,946
Elaine B. Bittner	2013	232,275	147,371	116,325	0	28,395	524,366
Senior Vice President	2012	210,000	177,750	79,281	10,571	21,266	498,868
	2011	192,500	464,910 (7)	69,469	0	58,295	785,174
Jeffry M. Householder	2013	271,346	174,574	75,177	0	25,496	546,593
President of Florida Public Utilities Company
(1)	For Messrs. McMasters, Thompson and Householder and Mmes. Cooper and Bittner, the Company calculated the aggregate grant date fair value of the performance-based equity incentive awards for each performance period based on the estimated compensation costs on the grant date. We estimate the percent of which the Growth in Long-Term Earnings component and the Earnings Performance component are likely to be earned. The equity incentive awards have been recorded at the grant date fair value which is based on the closing price on the grant date. The Company also evaluated the likelihood of earning the Shareholder Return component for the respective performance periods. We first determined the aggregate fair value of the award using a Black-Scholes model. The Company’s total shareholder return was then compared to the companies in the peer group using a Monte Carlo stock simulation. The Monte Carlo stock simulation estimated a percentile ranking for the Shareholder Return component which is used to determine the payout percentage. The performance share fair value for the Shareholder Return component was generated from the Black-Scholes model and used to calculate the aggregate value of this component of the award. The number of actual performance shares earned will range from 0 to 150 percent of the target performance shares depending on the actual performance for the applicable performance period as compared to the performance goals. The following table sets forth the factors associated with the estimated compensation costs for each performance period.

						Estimated Payout
		Estimated Payout for				for Market-Based	Monte Carlo
		Performance-Based Equity			Fair Value	Equity Incentive	Estimated	Fair Value
		Incentive Awards		Grant Date	Per Share	Awards	Percentile Ranking	Per Share
		Growth in
	Performance	Long-Term	Earnings			Shareholder
Year	Period	Earnings	Performance			Return
2013	2013-2015	150%	100%	1/8/2013	$46.50	150%	65%	$41.00
2012	2012-2014	150%	100%	1/5/2012	$43.24	150%	65%	$39.36
2011	2011-2013	150%	100%	1/14/2011	$40.78	150%	65%	$39.18
	2011-2012	125%	100%	1/14/2011	$40.78	125%	60%	$36.99

If the following named executive officers were to achieve the maximum award for the 2013-2015 performance period, each award would be valued as follows: Mr. McMasters $448,792; Mr. Thompson $231,897; Ms. Cooper $205,189; Ms. Bittner $167,649; and Mr. Householder $198,596. If the following named executive officers were to achieve the maximum award for the 2012-2014 performance period, each award would be valued as follows: Mr. McMasters $391,559; Mr. Thompson $252,456; Ms. Cooper $252,456; Ms. Bittner $201,965; and Mr. Householder $201,965.

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(2)	Payment for performance was made in March 2014, 2013, and 2012, respectively, under the Cash Incentive Plan. Mr. Householder’s cash incentive award was based on a determination made by the Chief Executive Officer based on his achievement of pre-established financial and non-financial targets.
(3)	For 2013, the present value decreased for Messrs. McMasters and Thompson and Ms. Cooper in the Pension Plan due to an increase in the discount rate. The present value increased for each of the named executive officers in the Pension Plan for 2012 and 2011. The present value of the accrued pension benefits has been calculated using the same assumptions as for the Accounting Standards Codification Topic 715 “Compensation-Retirement Benefits” disclosures, including the following discount rates: December 31, 2013 - 4.25%; December 31, 2012 - 3.50%; and December 31, 2011 - 4.25%. The decrease in the present value of the accumulated benefit from 2012 to 2013 was as follows: Messrs. McMasters $70,861, Mr. Thompson $69,955 and Ms. Cooper $43,665. Ms. Bittner and Mr. Householder do not participate in the Pension Plan. Additional information is included under Pension Plan on page 44 of this Proxy Statement.
For December 31, 2012 to December 31, 2013 the present value of the Pension SERP decreased for both participants as a result of an increase in the discount rate. Mr. Thompson’s decrease was greater due to his election of an annuity, rather than a lump sum payment. The decrease was offset by increases caused by the passage of time and a change in the IRS lump sum interest rates and mortality assumptions. The net result for Mr. Thompson’s present value was a decrease whereas Mr. McMasters had an increase. The present value increased for each of Messrs. McMasters and Thompson in the Pension SERP from December 31, 2010 to December 31, 2011 and also from December 31, 2011 to December 31, 2012. The increase in the present value of the accumulated benefit from 2012 to 2013 for Mr. McMasters was $8,440 and the decrease in the present value of the accumulated benefit for 2012 to 2013 for Mr. Thompson was $16,478. Mmes. Cooper and Bittner and Mr. Householder do not participate in the Pension SERP.
(4)	Dividends on deferred stock units (which are settled on a one for one basis in shares of common stock) are the same as dividends paid on the Company’s outstanding shares of common stock. For 2013, compensation deferred under the Non-Qualified Deferred Compensation Plan earned the same returns as funds available for the Company’s qualified 401(k) Plan.
For 2011, each named executive officer’s earnings on his or her deferred compensation was zero or a negative amount and therefore, was not included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. For 2012, each named executive officer earned the following above-market earnings based on a calculation that compared our deferred compensation returns to a debt return that the IRS publishes: Mr. McMasters $15,960; Mr. Thompson $26,629; Ms. Cooper $14,536; and Ms. Bittner $10,570. The above-market earnings can vary based upon the dollars under investment, the fund mix, and the funds’ results. For 2013, the Company considered that investment options under our 401(k) SERP are the same choices available to all salaried employees under the Company’s savings plan. As a result, the named executive officers do not receive preferential earnings on their investments.
(5)	The following table includes payments that were made by the Company on behalf of the named executive officers in 2011, 2012 and 2013.

	Qualified and
	Nonqualified 401(k)									Dividends on shares	Dividends on shares
	Plan Matching									earned for the	earned for the
	and Supplemental			Term Life Insurance						2011-2013	2011-2012
	Contributions			Premiums			Vehicle Allowance			Performance Period	Performance Period
Named Executive	($)			($)			($)			($)	($)
Officer	2011	2012	2013	2011	2012	2013	2011	2012	2013	2011	2011
Michael P. McMasters	29,235	42,844	57,991	480	480	480	10,050	10,684	10,949	41,364	2,516
Stephen C. Thompson	28,598	31,378	40,214	480	480	480	4,048	4,405	5,717	25,950	–
Beth W. Cooper	23,233	25,349	32,847	451	478	480	7,768	7,851	9,204	25,950	–
Elaine B. Bittner	18,764	20,863	25,447	370	403	446	0	0	2,502	20,760	18,401
Jeffry M. Householder	n/a	n/a	24,351	n/a	n/a	480	n/a	n/a	665	n/a	–
During 2013, the Company provided each named executive officer with a Company-owned vehicle that is available for personal use, but which is treated as compensation to the named executive officers. Each named executive officer’s Form W-2 that is filed with the IRS includes imputed income for the personal use of the Company-owned vehicle.
The cash dividend amounts paid to Messrs. McMasters and Thompson and Mmes. Cooper and Bittner in 2014 for the 2011-2013 performance period are reflected in the 2011 row in the Summary Compensation Table, the year the share awards (on which the dividends were based) were granted by the Compensation Committee. Dividends were accrued on the same basis as dividends declared by the Board each calendar quarter during the applicable years and paid on the Company’s common stock. The actual cash dividend received by each named executive officer was determined based upon the number of shares of common stock earned and issued to the executive for such performance periods.
Named executive officers also have the ability to purchase propane at the same discounted rate that we offer to our employees.
(6)	Mr. McMasters has served as President of the Company since March 1, 2010. He was appointed Chief Executive Officer of the Company effective January 1, 2011. Mr. McMasters has also served as a director of the Company since March 1, 2010. He received no additional compensation for serving as a director of the Company.
(7)	As a result of Mr. McMasters’ promotion to President and Chief Executive Officer, effective January 1, 2011, the Compensation Committee approved an additional target equity incentive award grant of 875 shares for the two-year award period from January 1, 2011 through December 31, 2012. In addition, in June 2010 Ms. Bittner was promoted to Vice President of the Company. To transition her participation into the Equity Incentive Plan, the Compensation Committee approved, in January 2011, a target equity incentive award grant of 6,400 shares, twice the normal award level of shares, that covered the two-year performance period from January 1, 2011 through December 31, 2012. In March 2013, the Compensation Committee granted actual equity incentive awards to Mr. McMasters and Ms. Bittner for the 2011-2012 performance period in the amount of $44,679 and $326,753, respectively. The Compensation Committee determined that Mr. McMasters and Ms. Bittner achieved 125 percent for each of the performance-based equity incentive award components - Growth in Long-Term Earnings and Earnings Performance and 50 percent for the Shareholder Return component.

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Grants of Plan-Based Awards

The following table reflects, for each named executive officer, the range of payouts for 2013 performance under the Cash Incentive Plan, and reflects the number of equity incentive awards established by the Compensation Committee on January 8, 2013 for the 2013-2015 performance periods. For each named executive officer, the Compensation Committee established a target equity award with a dollar value (as a percent of base salary) to be paid in the Company’s common stock, if earned, based on the grant date fair value of the common stock. The threshold (minimum amount payable for a certain level of performance), target (amount payable if the targets are reached), and maximum (maximum payout possible) award levels are provided for each award. Additional information on these awards can be found under the Cash Incentive Award and Equity Incentive Award sections in our Compensation Discussion and Analysis section in this Proxy Statement.

	Grants of Plan-Based Awards
			Grant
			Date/Date
			Other Than							Grant Date
		Grant Date/Date	Compensation				Estimated Future Payouts			Fair Value
		of Compensation	Committee	Estimated Future Payouts Under			Under Equity Incentive Plan			of Stock
	Plan	Committee Action	Action	Non-Equity Incentive Plan Awards			Awards			Awards(1)
						Maximum
				Threshold	Target	at 150% or	Threshold	Target at	Maximum
				at 50%	at 100%	200%	at 50%	100%	at 150%
Name				($)	($)	($)(2)	(#)	(#)	(#)	($)
Michael P. McMasters	2013 Cash Incentive Plan	1/8/2013	n/a	99,000	198,000	376,200
	2013-2015 Equity Incentive Plan	1/8/2013	n/a				3,336	6,671	10,007	$394,506
Stephen C. Thompson	2013 Cash Incentive Plan	1/8/2013	n/a	48,000	96,000	182,400
	2013-2015 Equity Incentive Plan	1/8/2013	n/a				1,724	3,447	5,171	$203,847
Beth W. Cooper	2013 Cash Incentive Plan	1/8/2013	n/a	42,750	85,500	162,450
	2013-2015 Equity Incentive Plan	1/8/2013	n/a				1,525	3,050	4,575	$180,369
Elaine B. Bittner	2013 Cash Incentive Plan	1/8/2013	n/a	35,250	70,500	123,375
	2013-2015 Equity Incentive Plan	1/8/2013	n/a				1,246	2,492	3,738	$147,371
Jeffry M. Householder	2013 Cash Incentive Plan	n/a	5/3/2013	34,188	68,375	102,563
	2013-2015 Equity Incentive Plan	n/a	3/21/2014				1,476	2,952	4,428	$174,574
(1)	For the 2013-2015 performance period, the Company calculated the aggregate grant date fair value of the performance-based equity incentive awards based on the estimated compensation costs on the grant date. We estimated that 150 percent for the Growth in Long-Term Earnings component and 100 percent of the Earnings Performance component are likely to be earned. These equity incentive awards have been recorded at the grant date fair value of $46.50 per share, which is based on the closing price on January 8, 2013, the grant date. The Company also evaluated the likelihood of earning the Shareholder Return component for this performance period. We first determined the aggregate fair value of the award using a Black-Scholes model. The Company’s total shareholder return was then compared to its peers using a Monte Carlo stock simulation. The Monte Carlo stock simulation estimated a percentile ranking for the Shareholder Return component of greater than 65 percent, representing a 150 percent payout. For the 2013-2015 performance period, the performance share fair value of $41.00 was generated from the Black-Scholes model and used to calculate the aggregate value of this component of the award. The number of actual performance shares earned will range from 0 to 150 percent of the target performance shares depending on actual performance as compared to the performance goals.

(2)	For the 2013 cash incentive award, Messrs. McMasters and Thompson and Mmes. Cooper and Bittner had the opportunity to earn a maximum of 150% of target for the non-financial component and 200% of the target for the financial component. Mr. Householder had the opportunity to earn a maximum of 150% of target for the non-financial and financial components.

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Outstanding Equity Incentive Awards

In January 2012 and January 2013, the Compensation Committee granted performance shares to Messrs. McMasters and Thompson and Mmes. Cooper and Bittner for the 2012-2014 and 2013-2015 performance periods, respectively. These shares were outstanding at December 31, 2013. No awards have been transferred. Please refer to the Equity Incentive Awards and Outstanding Equity Awards (in the Compensation Discussion and Analysis) section in this Proxy Statement for details on these awards. The Chief Executive Officer granted performance shares to Mr. Householder for the 2012-2014 and 2013-2015 performance as described in the Equity Incentive Award section above.

The following table shows outstanding equity awards for each named executive officer at December 31, 2013.

	Outstanding Equity Awards at Fiscal Year-End 2013
	Equity Incentive Plan Awards: Number	Equity Incentive Plan Awards: Market or
	of Unearned Shares, Units or Other	Payout Value of Unearned Shares, Units, or
	Rights That Have Not Vested(1)	Other Rights That Have not Vested(2)
Named Executive Officer	(#)	($)
Michael P. McMasters	19,313	1,159,185
Stephen C. Thompson	11,171	670,483
Beth W. Cooper	10,575	634,712
Elaine B. Bittner	8,538	512,451
Jeffry M. Householder	9,228	553,865
(1)	The share amount shown represents the maximum award levels. The number of actual performance shares to be earned will depend on the actual performance for the applicable performance period.

(2)	The market value represents the unearned shares multiplied by $60.02, the closing market price per share of the Company’s common stock on December 31, 2013. These shares will be earned to the extent that certain performance targets are achieved for the award periods January 1, 2012 through December 31, 2014 and January 1, 2013 through December 31, 2015. Award levels for the 2013-2015 performance period are shown in the Grants of Plan-Based Awards Table.

Pension Plans

We maintain two defined benefit pension plans that include named executive officers. Both plans were frozen effective January 1, 2005. On that date all benefits became fully vested and no further benefit accruals have occurred. The plans are:

(i)	The Chesapeake Utilities Corporation Pension Plan (“Pension Plan”) is a tax qualified plan that was formerly available to all eligible employees and provides benefits based on a formula that yields a monthly amount payable over the participant’s life. Benefits from the Pension Plan are paid from the Pension Plan’s trust, which is funded solely by the Company. Messrs. McMasters and Thompson and Ms. Cooper have vested benefits in the Pension Plan.

(ii)	The Chesapeake Utilities Corporation Supplemental Executive Retirement Plan (“Pension SERP”) provides benefits based on the Pension Plan formula applied to compensation and benefits in excess of IRS limits. The Pension SERP is unfunded, but is required to be funded in the event of a change in control of the Company. Messrs. McMasters and Thompson have vested benefits in the Pension SERP.

The following table shows the present value of accumulated benefits that named executive officers are entitled to under the Pension Plan and Pension SERP:

		Number of Years	Present Value of	Payments During the
		Credited Service(1)	Accumulated Benefits(2)	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Michael P. McMasters(3)	Pension Plan	25	594,714	0
	Pension SERP	25	181,111	0
Stephen C. Thompson(4)	Pension Plan	24	497,530	0
	Pension SERP	24	129,600	0
Beth W. Cooper(4)	Pension Plan	17	100,830	0
(1)	Number of years of service equals total service from date of employment. Additionally, on January 1, 2005, in conjunction with freezing the Plans, each employee participating in the Pension Plan and Pension SERP was credited with an additional two years of service. Since the Plans are now frozen, service and compensation on or after January 1, 2005 will not affect the benefits available to any participant. Due to the additional two years of credited service, the monthly accrued benefit payable at normal retirement age from the Pension Plan increased as follows: Mr. McMasters, $522; Mr. Thompson, $520; and Ms. Cooper, $236. The monthly accrued benefits at normal retirement age under the Pension SERP increased as follows: Mr. McMasters, $130 and Mr. Thompson, $117.

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(2)	Actuarial present value is based on assumptions and methods used to calculate the benefit obligation under standards established by the Financial Accounting Standards Board (see Note 16 “Employee Benefit Plans” in our Annual Report on Form 10-K for further details), including :
•	Discount rate equal to 4.25% as of December 31, 2013;
•	Mortality rates based on the 2014 IRS Static Annuitant Mortality Table;
•	Long-term rate of return on Pension Plan assets equal to 6.0%;
•	Annuity at normal retirement (age 65) except for Mr. McMasters’ Pension SERP which assumes a lump sum payment at age 65, and;
•	Final Average Earnings equal the average of Adjusted W-2 Earnings during the highest 60 consecutive months taken from the last 120 months before December 31, 2004, when the Plans were frozen. Adjusted W-2 Earnings are comprised of W-2 compensation, less performance-based share awards, plus salary deferrals, less fringe benefits. The Internal Revenue Code places limits on annual benefit amounts and annual compensation that can be considered under the Pension Plan; the Pension SERP provides the executive with a benefit as if the limits did not exist. Final Average Earnings used to compute the benefit amounts were as follows: Mr. McMasters $293,565; Mr. Thompson $273,815; and Ms. Cooper $116,342. The annual benefits that may be paid and the amount of annual compensation that will be considered in connection with the Pension SERP are based on IRS limitations for 2004 which are $165,000 and $205,000, respectively.
(3)	Eligible for early retirement under both plans. His early retirement benefits under the Pension Plan and Pension SERP would be $3,392.38 and $841.69 per month, respectively.
(4)	Not eligible for early retirement under either plan.

Under the Pension Plan and Pension SERP, participants are entitled to receive benefits at the normal retirement age of 65, based upon Final Average Earnings (defined in Note 2 above) and credited years of service (described in Note 1 above). The Pension Plan provides a benefit up to the IRS limits and the Pension SERP provides a benefit for amounts that would have been earned if the IRS limits did not exist. The accrued monthly benefit for each named executive officer is determined by calculating one-twelfth of the annual amount of (i) plus (ii), multiplied by (iii):

(i)	1.3 percent of the Final Average Earnings

(ii)	0.625 percent of the Final Average Earnings in excess of Covered Compensation, as defined by the IRS

(iii)	Credited years of service (but not more than 35 years)

A participant may elect to receive a reduced early retirement benefit beginning at age 55. The early retirement benefit equals the normal retirement benefit reduced by one-fifteenth for each of the first five years, and one-thirtieth for each of the next five years by which the annuity start date precedes the normal retirement date.

For the Pension Plan, the normal form of benefit for a married employee is a joint and survivor annuity. The normal form of benefit for a single employee is a life annuity. Other forms of benefits may be elected, including a lump sum payment. Benefits under the qualified Pension Plan and Pension SERP are not subject to any deduction for Social Security or other offset amounts. The Pension Plan and Pension SERP also include provisions for benefits that the participant’s beneficiary or spouse would be entitled to in the event of death or disability.

Nonqualified Deferred Compensation

During 2013, we maintained two nonqualified programs that allow for the deferral of certain income taxes on compensation:

(i)	The Deferred Compensation Plan allowed named executive officers to defer any percentage of their performance-based stock awards. Additionally, non-executive board members could elect to defer any percentage of their stock retainers. Participants are entitled to deferred stock units on the deferred performance-based shares and stock retainers. Dividends are paid on the deferred stock units in the same proportion and amount as dividends on the Company’s common stock. These dividends are then reinvested into additional deferred stock units. When distributed to participants, the deferred stock units will be settled on a one-for-one basis in shares of the Company’s common stock.

A named executive officer may also elect (although none of them have done so) to defer any or all of his or her annual bonus compensation granted under the Cash Incentive Plan. Non-executive Board members may defer any percentage of their cash retainer and cash meeting fees. Participants will receive earnings on deferred cash payments based on their election of one or more indices set by the Compensation Committee. The deferred compensation will earn the applicable investment return(s) or loss(es) that it would have earned if the dollars had actually been invested in the funds.

(ii)	The Chesapeake Utilities Corporation Supplemental Executive Retirement Savings Plan (“401(k) SERP”) allowed participants to contribute a specified percentage of their eligible cash compensation to the plan. Additionally, the Company matched contributions (up to 6% of eligible compensation) provided there was no duplication of matching in the qualified 401(k) Plan. The Company also made discretionary contributions for the years a discretionary contribution was made to the qualified 401(k) plan, for compensation that exceeds the IRS limits applicable to the qualified plan. Participants may allocate their deferrals and the Company’s contributions among the same mutual fund choices available to all employees under the Company’s qualified 401(k) plan.

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Both Plans are required to comply with Internal Revenue Code Section 409A and procedures established by the Compensation Committee. The requirements include advance elections of deferral amounts. Additionally, participants must select a distribution date and form of distribution at the time of the deferral election. Distributions can be made in a single payment or in annual payments over 5 years or 10 years. Named executive officers will not be entitled to receive any payments until six months after his or her date of separation, except under certain circumstances. Payments to the participant may be accelerated in the event of death, disability, change in control, or an unforeseeable emergency. Participants will be individually responsible for any tax obligations related to deferring compensation under the Deferred Compensation Plan and 401(k) SERP. Distributions of deferrals of cash compensation will be paid in cash, while distributions of deferrals of performance shares will be paid in common stock.

Effective January 1, 2014, we merged the two plans into the Non-Qualified Deferred Compensation Plan. Prior to January 1, 2014, the plans were informally funded in separate Rabbi Trusts. Upon the merger of the plans, the assets of the Non-Qualified Deferred Compensation Plan were transferred into the same Rabbi Trust as the 401(k) SERP. The plan provisions described above continue to apply, except that participants may now elect to receive future deferred compensation as a single payment or in annual installments over 2-15 years. Deferrals of performance based stock awards remain ineligible for Company matching contributions.

All of the named executive officers participated in the 401(k) SERP Plan and Mr. McMasters participated in the Deferred Compensation Plan. The following table reflects the aggregate balance of nonqualified deferred compensation for each named executive officer.

	Nonqualified Deferred Compensation for the 2013 Fiscal Year
		Registrant		Aggregate
	Executive	Contributions	Aggregate Earnings	Withdrawals/	Aggregate Balance at
	Contributions in 2013	in 2013(1)	in 2013(2)(3)	Distributions in 2013	December 31, 2013
	($)	($)	($)	($)	($)
Michael P. McMasters	53,158	43,454	508,403	0	2,057,076
Stephen C. Thompson	31,057	17,829	76,354	0	463,174
Beth W. Cooper	28,233	6,768	53,584	0	267,445
Elaine B. Bittner	30,890	1,440	29,531	0	180,548
Jeffry M. Householder	136,601	8,101	32,369	0	224,689
(1)	The Registrant Contributions in 2013 column represents the Company’s matching and supplemental contributions associated with the 401(k) SERP Plan. These dollars are included in the All Other Compensation column of the Summary Compensation Table.
(2)	As of January 1, 2013, the investment options available under the 401(k) SERP are the same choices available to all employees under the qualified plan. Accordingly, these amounts are not considered above-market or preferential earnings for purposes of, and are not included in, the 2013 Summary Compensation Table.
(3)	Dividends on deferred stock units in the Non-Qualified Deferred Compensation Plan are paid at the same rate as dividends on shares of the Company’s common stock.

Those amounts, as well as similar awards reported in the Summary Compensation Tables in prior years and matching contributions into the Company’s Non-Qualified Deferred Compensation Plan previously reported in the Summary Compensation Tables in prior years under All Other Compensation, are included in the Aggregate Balance at December 31, 2013 column and quantified below:

	Amount included in both Nonqualified	Amount included in both Nonqualified Deferred
	Deferred Compensation Table and	Compensation Table and previously reported in Prior
	Summary Compensation Table	Years’ Summary Compensation Tables
Name	($)	($)
Michael P. McMasters	96,612	762,851
Stephen C. Thompson	48,886	223,060
Beth W. Cooper	35,000	211,777
Elaine B. Bittner	32,330	61,264
Jeffry M. Householder	144,702	0

Termination Provisions

The Company entered into an employment agreement with Mr. McMasters, which became effective on January 1, 2011. On January 8, 2014, the Company entered into an amendment to the employment agreement with Mr. McMasters which became effective on January 1, 2014. The amendment extended the term of the employment agreement with Mr. McMasters through December 31, 2015 and updated certain provisions to reflect Mr. McMasters’ current compensation arrangement. The Company also entered into new employment agreements with Mr. Thompson and Mmes. Cooper and Bittner, which became effective on January 1, 2013 for three years. These new employment agreements supersede and replace the previous employment agreements and amendments. Mr. Householder was appointed as President of FPU in June 2010. The Company and Mr. Householder entered into an employment agreement effective June 1, 2010 for three years, which automatically renews for a successive one-year term. All of the employment agreements provide for certain benefits if a named executive officer’s employment with us is voluntarily or involuntarily terminated. The term of the employment agreement for each named executive officer is three years.

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Each employment agreement automatically extends upon a “change in control,” as specifically defined in the employment agreement for two years from the date of a change in control, or in the case of Mr. Householder, three years. Mr. Householder’s employment agreement automatically renews for successive one-year terms. The Compensation Committee has the option to renew each of the other named executive officers’ employment agreement for successive one-year terms.

Each of the named executive officer’s employment agreement contains a clawback provision. Under the clawback provision, all or any portion of an incentive award under the Cash Incentive Plan and Equity Incentive Plan or any future arrangement established by the Company is subject to repayment by the named executive officer, if the award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate. If the Compensation Committee determines that the named executive officer engaged in misconduct, malfeasance or gross negligence in the performance of his or her duties that either caused or significantly contributed to the material inaccuracy in financial statements or other performance metrics, there is no time limit on this right of recovery. In all other circumstances, the right of recovery is limited to one year after the date of payment of each award. The right of recovery of payments automatically terminates upon a change in control except with respect to any right of recovery that has been asserted prior to such change in control.

Under the employment agreements, named executive officers are entitled to participate in all bonus, incentive compensation and performance-based compensation plans; all profit-sharing, savings and retirement benefit plans; all insurance, medical, health and welfare plans; all vacation and other employee fringe benefit plans; and other similar policies, plans or arrangements of the Company, all on a basis that is commensurate with his or her position and no less favorable than those generally applicable or made available to other named executive officers of the Company. Under the Company’s Equity Incentive Plan, each named executive officer is eligible for a target long-term equity-based incentive award as determined on an annual basis by the Board or Compensation Committee, as applicable, in its discretion and in accordance with and subject to the terms of the Company’s Equity Incentive Plan. Under the Company’s Cash Incentive Plan each named executive officer is eligible for a target short-term cash incentive award, as determined on an annual basis by the Board or Compensation Committee, as applicable, in its discretion and in accordance with and subject to the terms of the Company’s Cash Incentive Plan.

All of the employment agreements include covenants that protect our goodwill. These covenants are effective during the time that the named executive officer is employed with us and after termination of the agreement. These covenants relate to confidentiality of information; non-solicitation of employees; non-solicitation of third parties; non-competition; post-termination cooperation; and non-disparagement. The non-solicitation and non-competition covenants remain effective for one year after an executive officer terminates employment with us. If the named executive officer resigns for reasons related to certain acts of the Company after a change in control, these covenants would remain effective for fifteen months after the resignation. Under Mr. Householder’s employment agreement, if any of these provisions are violated the Company would be entitled to seek appropriate legal remedies. For the other named executive officers, payments are subject to compliance with these provisions and the execution and delivery (and non-revocation) of a release of claims against the Company and its officers, directors, employees and affiliates. In the event that these named executive officers do not comply with the provisions or do not deliver a release of claims, then payments would cease and any unpaid amounts are forfeited.

Potential Payments Upon Termination. If the Company terminates or elects to not renew a named executive officer’s employment agreement at the end of the term of the agreement for any reason other than “for cause,” as specifically defined in the employment agreements, or the named executive officer’s death, then the named executive officer is entitled to receive, as severance compensation, his or her then monthly base compensation for one year after the termination date. The named executive officer’s compensation may be decreased provided that the decrease is made on a good faith basis and with reasonable justification. Termination for any reason other than “for cause” can also be referred to as termination “without cause” and can be initiated by either the named executive officer or the Company. Generally, termination “without cause” can occur when the Company, acting in good faith, decreases a named executive officer’s position, compensation or benefits at which time the named executive officer may terminate his or her employment for “good reason.” The reduction in compensation or benefits may not be related to a company-wide reduction. Termination “without cause” can also occur if the Company terminates the named executive officer for reasons not related to a crime involving moral turpitude, theft from the Company, violation of non-competition or confidentiality obligations, or, following a cure period, gross negligence in fulfilling his or her responsibilities. Based upon a hypothetical termination date of December 31, 2013, and assuming the termination is “without cause” the named executive officers (or his or her estate) would have received a severance benefit, as described above, as follows: Michael P. McMasters $440,000; Stephen C. Thompson $320,000; Beth W. Cooper $285,000; Elaine B. Bittner $235,000; and Jeffry M. Householder $273,500.

Potential Payments Upon a Change-in-Control. The employment agreements include provisions that are designed to help retain the named executive officers in the event of a change in control of the Company. The Board believes that these provisions are appropriate to address the uncertainties and potential distractions resulting from any threatened or actual change in control. In accordance with the agreements, a change in control occurs upon one of several events involving the replacement of a majority of the members of our Board, the acquisition of ownership of our stock, or the acquisition of significant assets of the Company.

Under each named executive officer’s employment agreements, if a named executive officer’s employment was terminated, after a change in control, by the named executive officer for “good reason” or by the Company “without cause,” as specifically defined in the employment agreement and as described in the Termination During the Term of the Employment Agreement section above, he or she would be entitled to receive, in addition to the sum of all accrued but unpaid amounts due, a single lump sum payment (provided such termination occurs within two years of a change in control, or in the case of Mr. Householder, the shorter of three years or the

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attainment of his earliest age at which compulsory retirement is permitted under the Age Discrimination in Employment Act of 1967) in cash based on the sum of the following:

•	Current monthly base compensation multiplied by 24 (multiplied by 36 for Mr. McMasters). For Mr. Householder, base compensation is increased annually by the Consumer Price Index. This increase would be no less than his current base compensation multiplied by the increase in the preceding calendar year of the Consumer Price Index, an index published by the U.S. Bureau of Labor Statistics.

•	Average of the cash incentive awards paid over the prior three calendar years, multiplied by two (multiplied by three for Mr. McMasters).

•	Payment equal to the Company’s contributions to the Company’s savings plan that would have been vested at the end of 24 months (36 months for Mr. McMasters). Mr. Householder would also receive payment equal to the value of the benefits foregone over 24 months as a result of the termination, including the present value of additional Company contributions that would have been made to deferred compensation plans over the period.

Upon a change in control, each named executive officer’s monthly base compensation may increase by such amounts as the Board may determine from time to time based, in part, on an annual review of the named executive officers’ compensation and performance. In no event would a named executive officer’s base compensation be decreased. Each named executive officer would continue to receive health and other insurance benefits for the remainder of the term of his or her employment agreement. If the named executive officer is terminated, all unearned equity compensation is also immediately earned at the maximum level. In addition, each named executive officer would receive any benefits that he or she otherwise would have been entitled to receive under our 401(k) Retirement Savings Plan and 401(k) SERP, as of the date of termination, although these benefits are not increased.

The total severance amount payable to a named executive officer following a change in control is capped at one dollar less than the amount that would be subject to Internal Revenue Code Section 280G. As a result, no excise tax would be levied nor would there be any loss of tax deductibility to the Company as a result of making the severance payment. If the severance as computed exceeds this limitation, the amount payable will be unilaterally reduced to the amount necessary to avoid exceeding the limitations under Internal Revenue Code Section 280G.

Based upon a hypothetical termination date of December 31, 2013, under the terms and conditions of the employment agreements, estimated payments or benefits in connection with a change in control, using $60.02, the closing market price per share of our common stock on December 31, 2013, would have been as follows:

	Michael P. McMasters	Stephen C. Thompson	Beth W. Cooper	Elaine B. Bittner	Jeffry M. Householder
Base Salary (based upon severance multiple)	$1,320,000	$640,000	$570,000	$470,000	$547,000
Annual Cash Bonus (based upon severance multiple)(1)	576,650	211,237	174,151	120,288	217,445
Healthcare and Other Insurance Benefits(2)	52,318	34,515	34,498	13,502	23,539
Retirement Plan Benefits(3)	—	—	—	—	43,519
Unpaid Equity Incentive Compensation(4)	1,159,136	670,453	634,712	512,451	553,865
Total	3,108,104	1,556,206	1,413,361	1,116,241	1,385,368
Reduced to Not Exceed the IRC 280G Limit(5)	911,279	—	66,186	196,674	598,419
Net Amount Payable to Executive	$2,196,825	$1,556,206	$1,347,175	$919,567	$786,949

(1)	For each named executive officer, the average of the cash incentive awards under the Cash Incentive Plan for the years 2010, 2011, and 2012, multiplied by the respective severance multiple. In addition, each named executive officer is entitled to receive his or her applicable annual cash incentive award that was earned in 2013 as set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	Based upon the expected healthcare cost per employee for 2013, as provided by the Company’s third-party administrator, as well as the term life insurance paid by the Company, and continued coverage for life, accidental death and dismemberment, and long-term disability insurance.
(3)	Based upon the matching contribution forgone under the Company’s qualified 401(k) Retirement Savings Plan and non-qualified 401(k) SERP.
(4)	These represent the maximum awards under the 2012-2014 and 2013-2014 performance periods. The awards are valued at $60.02, the year-end closing price.
(5)	The total severance amount payable to a named executive officer following a change in control is capped at one dollar less than the amount that would be subject to Internal Revenue Code Section 280G. Pursuant to Section 280G, this amount is calculated by multiplying three times the five-year average of the executive officer’s W-2 compensation (or the period employed, if less).

Upon a change in control, each named executive officer would be entitled to receive the amounts deferred under the Deferred Compensation Plan, in the form of a lump sum payment. Under the 401(k) SERP, each named executive officer would likewise be entitled to a lump sum payment equal to the value in his or her account upon a change in control.

In accordance with the Treasury Regulations issued under Section 409A of the Internal Revenue Code, each named executive officer’s employment agreement provides that if a separation from service occurs: (i) within two years of a change in control, benefits will be paid in a lump sum, or (ii) more than two years after the change in control, the benefits will be paid in equal installments over a one year period. In addition, each employment agreement provides that benefits paid upon a separation from service will be subject to a six-month delay in the commencement of payment if required by Section 409A of the Internal Revenue Code. The named executive officer will pay the full amount for benefits extended during the six-month delay period (to be reimbursed by the Company with interest) if this delay provision applies.

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EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2013, there were 441,241 shares authorized for issuance under the Company’s 2013 Stock and Incentive Compensation Plan. The 2013 Stock and Incentive Compensation Plan was approved by stockholders in 2013.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Richard Bernstein, Chair, Joseph E. Moore, Calvert A. Morgan, Jr. and Dianna F. Morgan serve as members of the Compensation Committee of the Board. Each member of the Compensation Committee is solely independent of the Company as required by the NYSE listing standards. No member of the Compensation Committee, at any time, has been employed by the Company, or been a participant in a related person transaction with the Company. There were no Compensation Committee interlocks or insider (employee) participation during 2013.

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WE CARE. WE CONNECT. WE GROW.

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CHESAPEAKE UTILITIES CORPORATION

TOP WORK PLACES

909 SILVER LAKE BOULEVARD
DOVER, DELAWARE 19904 USA
WWW.CHPK.COM

002CSN38D3

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CHESAPEAKE UTILITIES CORPORATION

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A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:

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